Exhibit 10.1

Execution Version

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AIREON LLC
A DELAWARE LIMITED LIABILITY COMPANY
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THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY
AGREEMENT
Dated as of May 15, 2018
THE SECURITIES DESCRIBED IN THIS THIRD LIMITED LIABILITY COMPANY AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, NOR REGISTERED OR QUALIFIED UNDER ANY OTHER APPLICABLE SECURITIES LAWS. SUCH SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, DELIVERED AFTER SALE, TRANSFERRED, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF AT ANY TIME UNLESS REGISTERED AND QUALIFIED UNDER APPLICABLE FEDERAL AND STATE SECURITIES LAWS OR UNLESS, IN THE OPINION OF COUNSEL SATISFACTORY TO THE COMPANY, SUCH REGISTRATION AND QUALIFICATION IS NOT REQUIRED. ANY TRANSFER OF THE SECURITIES DESCRIBED IN THIS AGREEMENT IS FURTHER SUBJECT TO OTHER RESTRICTIONS, THE TERMS AND CONDITIONS OF WHICH ARE SET FORTH IN THIS AGREEMENT.
NO ACTION HAS BEEN OR WILL BE TAKEN IN ANY JURISDICTION OUTSIDE THE UNITED STATES OF AMERICA THAT WOULD PERMIT AN OFFERING OF THE INTERESTS, OR POSSESSION OR DISTRIBUTION OF OFFERING MATERIALS IN CONNECTION WITH THE ISSUANCE OF THESE INTERESTS, IN ANY COUNTRY OR JURISDICTION WHERE ACTION FOR THAT PURPOSE IS REQUIRED. IT IS THE RESPONSIBILITY OF ANY PERSON WISHING TO PURCHASE ANY OF THESE INTERESTS TO SATISFY HIMSELF, HERSELF OR ITSELF AS TO FULL OBSERVANCE OF THE LAWS OR REGULATIONS OF ANY RELEVANT TERRITORY OUTSIDE THE UNITED STATES OF AMERICA IN CONNECTION WITH ANY SUCH PURCHASE, INCLUDING OBTAINING ANY REQUIRED GOVERNMENTAL OR OTHER CONSENTS OR OBSERVING ANY OTHER APPLICABLE FORMALITIES.
INTERESTS IN THE COMPANY ARE BEING OFFERED TO A LIMITED NUMBER OF INSTITUTIONAL AND SOPHISTICATED INVESTORS. PURSUANT TO SECTION 11 OF THE PROSPECTUS ORDER (MINISTERIAL ORDER NO. 1232 OF OCTOBER 22, 2007 ON THE PROSPECTUS REQUIREMENTS FOR OFFERINGS OF A VALUE ABOVE €2,500,000) ISSUED IN ACCORDANCE WITH SECTION 23(8) OF THE DANISH SECURITIES TRADING

ACT (CONSOLIDATED ACT NO. 214 OF APRIL 2, 2008) THE FOLLOWING TYPES OF OFFERINGS ARE EXEMPTED FROM PROSPECTUS REGISTRATION REQUIREMENTS:
(A)    OFFERINGS TO ACCREDITED INVESTORS;
(B)    OFFERINGS TO NON-ACCREDITED INVESTORS IF THE OFFER IS DIRECTED AT FEWER THAN 100 PRIVATE OR LEGAL PERSONS IN DENMARK;
(C)    OFFERINGS FOR WHICH THE VALUE OF EACH INTEREST EXCEEDS €50,000; OR
(D)    OFFERINGS WHERE PARTICIPATION IS CONDITIONAL UPON PAYMENT OF MORE THAN €50,000 PER INVESTOR.
THIS LIMITED LIABILITY COMPANY AGREEMENT MAY ONLY BE DISTRIBUTED TO, AND THE OFFERING MAY ONLY BE SUBSCRIBED BY, INVESTORS THAT SATISFY ONE OR MORE OF THE CONDITIONS SET OUT ABOVE FROM (A) TO (D). ACCORDINGLY, THIS LIMITED LIABILITY COMPANY AGREEMENT HAS NOT BEEN AND WILL NOT BE REGISTERED WITH THE DANISH FINANCIAL SUPERVISORY AUTHORITY OR THE DANISH COMMERCE AND COMPANIES AGENCY UNDER THE RELEVANT DANISH ACTS AND REGULATIONS ON THE OFFERING IN DENMARK OF FUND INTERESTS.
THIS DOCUMENT AND THE INFORMATION CONTAINED HEREIN IS CONFIDENTIAL AND HAS BEEN PREPARED AND IS INTENDED FOR USE ON A CONFIDENTIAL BASIS SOLELY BY THOSE PERSONS IN THE UNITED KINGDOM AND IRELAND TO WHOM IT IS SENT. IT MAY NOT BE REPRODUCED, REDISTRIBUTED OR PASSED ON TO ANY OTHER PERSONS OR PUBLISHED IN WHOLE OR IN ANY PART FOR ANY PURPOSE. IT DOES NOT CONSTITUTE AN INVITATION TO THE PUBLIC IN THE UNITED KINGDOM AND IRELAND OR ANY SECTION THEREOF TO SUBSCRIBE FOR OR PURCHASE ANY SHARES OR OTHER SECURITIES IN ANY COMPANY AND ACCORDINGLY IS NOT A PROSPECTUS WITHIN THE MEANING OF THE PROSPECTUS DIRECTIVE REGULATIONS.
ANY OFFER CONTAINED IN THIS DOCUMENT IS BEING EXTENDED TO A SMALL NUMBER OF PERSONS RESIDENT IN THE UNITED KINGDOM AND THE REPUBLIC OF IRELAND BY WAY OF A PRIVATE PLACEMENT. NEITHER THIS DOCUMENT NOR SUCH OFFER CONSTITUTE AN INVITATION TO THE PUBLIC IN THE UNITED KINGDOM OR IRELAND OR ANY SECTION THEREOF TO SUBSCRIBE FOR OR PURCHASE INTERESTS AND ACCORDINGLY IS NOT A PROSPECTUS WITHIN THE MEANING OF THE PROSPECTUS DIRECTIVE REGULATIONS.
AIREON LLC IS NOT A UCITS FUND. IT HAS NOT BEEN NOR WILL IT BE REGISTERED WITH THE BANK OF ITALY AND THE COMMISSIONE NAZIONALE PER LE SOCIETÀ E LA BORSA (CONSOB). ITALIAN AUTHORITIES FOR REGISTRATION. THE

INTERESTS ARE OFFERED UPON THE EXPRESS REQUEST OF THE INVESTOR, WHO HAS DIRECTLY CONTACTED AIREON LLC OR ITS MEMBERS ON THE INVESTOR’S OWN INITIATIVE. NO ACTIVE MARKETING OF AIREON LLC HAS BEEN NOR WILL IT BE MADE IN ITALY AND THIS LIMITED LIABILITY COMPANY AGREEMENT HAS BEEN SENT TO THE INVESTOR AT THE INVESTOR’S REQUEST. THE INVESTOR ACKNOWLEDGES THE ABOVE AND HEREBY AGREES NOT TO TRANSFER ANY INTERESTS, NOR TO CIRCULATE THIS LIMITED LIABILITY COMPANY AGREEMENT TO OTHER ITALIAN INVESTORS UNLESS EXPRESSLY PERMITTED BY APPLICABLE LAW. THIS LIMITED LIABILITY COMPANY AGREEMENT AND OTHER OFFERING MATERIALS RELATING TO THE OFFER OF INTERESTS ARE STRICTLY CONFIDENTIAL AND MAY NOT BE DISTRIBUTED TO ANY PERSON OR ENTITY OTHER THAN THE RECIPIENTS HEREOF.

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Exhibit 10.1

Execution Version

THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF AIREON LLC (A DELAWARE LIMITED LIABILITY COMPANY)
This Third Amended and Restated Limited Liability Company Agreement (this “Agreement”), of Aireon LLC (the “Company”), is dated and effective as of May __, 2018 (the “Third A&R Effective Date”), by and among the Company, the Persons (as defined below) identified as the Members (as defined below) on the Member Register attached hereto as Schedule A, in such Person’s capacity as a member of the Company and each other Person who becomes a member of the Company in accordance with the terms of this Agreement (collectively, the “Members”), NAV CANADA, Enav S.p.A., Irish Aviation Authority, Naviair and NATS. This Agreement amends and restates the Second Amended and Restated Limited Liability Company Agreement of the Company (the “Second Amended and Restated Agreement”) dated February 14, 2014 (the “Second A&R Effective Date”) and amended by the six amendments thereto, which amended and restated that certain Amended and Restated Limited Liability Company Agreement of the Company dated November 19, 2012 (the “A&R Effective Date”) and amended by that certain First Amendment dated as of June 27, 2013, which amended and restated that certain Limited Liability Company Agreement of the Company dated December 16, 2011 (the “Effective Date”). Upon execution of this Agreement by the parties set forth on the signature pages hereto, this Agreement shall replace the Second Amended and Restated Agreement in its entirety and the Second Amended and Restated Agreement shall be of no further force or effect. Any reference in this Agreement to a Member shall include such Member’s successors and permitted assigns to the extent such successors and permitted assigns have become Additional Members in accordance with the provisions of this Agreement.
RECITALS
WHEREAS, Iridium Satellite LLC formed the Company as a limited liability company pursuant to the Delaware Limited Liability Company Act (the “Act”); and
WHEREAS, pursuant to Section 13.18 of the Second Amended and Restated Agreement, the Members of the Company desire to amend and restate the Second Amended and Restated Agreement in its entirety as set forth herein in order to admit the Members set forth on Schedule A, set forth the ownership interests of the Members in the Company, the rights and obligations of the Members and the principles by which the Company will be operated and governed.
AGREEMENT
NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree that the Second Amended and Restated Agreement is hereby amended and restated in its entirety as follows:

ARTICLE 1
DEFINITIONS
As used in this Agreement, the following terms have the following meanings:
“Accounting Firm” means Ernst & Young or such other internationally recognized independent public accounting firm as shall be agreed upon by the Board of Directors from time to time.
“Accounting Period” means (i) the Company’s Fiscal Year if there are no changes in the Members’ respective interests in Company income, gain, loss or deductions during such Fiscal Year except on the first day thereof or (ii) any other period beginning on the first day of a Fiscal Year, or any other day during a Fiscal Year, upon which occurs a change in such respective interests, and ending on the last day of a Fiscal Year, or on the day preceding an earlier day upon which any change in such respective interest shall occur.
“Accrued Dividend” means, (i) with respect to any Preferred Interest issued on or prior to the Third A&R Effective Date other than in connection with the Second NAV CANADA Tranche Financing, (A) prior to January 1, 2021, zero (0), and (B) on or after January 1, 2021, an amount that would have accrued if the total amount of Unreturned Capital attributable to such Preferred Interest had been accruing daily at the rate of five percent (5%) per annum, from (and including) the date of issuance of such Preferred Interest until (and including) the date on which such Preferred Interest is converted into Common Interest or redeemed with full payment of applicable Redemption Price by the Company, (ii) with respect to any Preferred Interest issued in connection with the Second NAV CANADA Tranche Financing, (A) prior to January 1, 2021, zero (0), and (B) on or after January 1, 2021, an amount that would have accrued if the total amount of Unreturned Capital attributable to such Preferred Interest had been accruing daily at the rate of ten percent (10%) per annum, from (and including) the date of issuance of such Preferred Interest until (and including) the date on which such Preferred Interest is converted into Common Interest or redeemed with full payment of applicable Redemption Price by the Company, and (iii) with respect to any Non-Voting Preferred Interest issued, an amount that would have accrued if the total amount of Unreturned Capital attributable to such Non-Voting Preferred Interest had been accruing daily at the rate to be determined by the Board of Directors and reflected in the applicable Addendum of Designation attached to this Agreement, from (and including) the date of issuance of such Non-Voting Preferred Interest and thereafter.
“Act” means the Delaware Limited Liability Company Act, and any successor statute, as amended from time to time.
“Addendum of Designation” means collectively or individually, any one or more addendums to this Agreement setting forth the rights and privileges of the holders of any series of Non-Voting Preferred Interests.
“Additional Investors” means collectively or individually, Enav, IAA, Naviair and NATS.
“Additional Investors Director” has the meaning given such term in Section 6.2.

“Additional Investors Subsidiary” means collectively or individually, Enav US Subsidiary, IAA US Subsidiary, the Naviair Subsidiary and the NATS US Subsidiary.
“Additional Member” means any Person who or which is admitted to the Company as an Additional Member pursuant to Section 5.12 of this Agreement, in such Person’s capacity as a Member.
“Adjusted Capital Account” means, with respect to any Member, the balance, if any, in such Member’s Capital Account as of the end of the relevant taxable year, after giving effect to the following adjustments:
(i)    Credit to the Capital Account any amount which such Member is obligated to restore pursuant to the terms of this Agreement or is deemed obligated to restore pursuant to Treasury Regulations Sections 1.704-1(b)(2)(ii)(c), 1.704-2(g)(1) and 1.704-2(i); and
(ii)    Debit to such Capital Account the items described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6).
“ADS-B Payload” means the specially designed 1090 MHz Extended Squitter (1090 ES) ADS-B receiver payload to be hosted on the satellites in the Iridium NEXT Constellation.
“Affiliate” means, with respect to any Person, (i) any Person directly or indirectly controlling, controlled by or under common control with such Person, or (ii) any officer, director, general partner or trustee of such Person or any Person referred to in the foregoing clause (i). For purposes of this definition, “control,” when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.
“Agreement” means this Third Amended and Restated Limited Liability Company Agreement, as executed and as may be amended, modified, supplemented or restated from time to time in accordance with the terms hereof, as the context requires.
“Aireon Ground Segment” has the meaning given such term in the Data Transmission Service Agreement No. IS-12-034, dated as of November 19, 2012, by and between Iridium and the Company.
“Aireon System” means the Space-based ADS-B data reception and delivery system which uses ADS-B Payloads, the Iridium NEXT Constellation infrastructure and Aireon Ground Segment for delivery of ADS-B data to customers.
“Asset Transfer” has the meaning given such term in Section 6.12.1.3.
“A&R Effective Date” has the meaning given such term in the first paragraph of this Agreement.

“Available Cash” means all cash on hand of the Company, less the sum of the following (to the extent paid or set aside by the Board of Directors): (i) all cash expenditures incurred incident to the normal operation of the Company’s business; (ii) such amounts set aside by the Board of Directors and deemed reasonably necessary for the proper operation of the Company’s business, including for working capital and to pay taxes, insurance, capital expenditures (current and future), debt service or other costs or expenses incident to the ownership or operation of the Company’s business; and (iii) financing proceeds, subject to (ii) above.
“BBA Amendments” has the meaning given such term in Section 9.3.2.
“Board of Directors” has the meaning given such term in Section 6.1.
“Book Value” means, with respect to any Company asset, the adjusted basis of such asset for federal income tax purposes, except as follows:

(i)	The initial Book Value of any Company asset contributed by a Member to the Company shall be the gross fair market value of such Company asset as of the date of such contribution;

(ii)	The Book Value of each Company asset shall be adjusted to equal its respective gross fair market value upon the following events:

a.
the Mandatory Iridium Redemption, or any conversion of Preferred Interests into Common Interests pursuant to a Conversion Election, unless the Board of Directors determines (subject to Section 6.12.2.2) that such adjustment is not necessary to reflect the relative economic interests of the Members in the Company;

b.
(A) except as set forth above, the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution unless the Board of Directors determines that such adjustment is not necessary to reflect the relative economic interests of the Members in the Company; (B) the distribution by the Company to a Member of more than a de minimis amount of Company assets (other than cash) as consideration for all or parts of its Interests unless the Board of Directors determines that such adjustment is not necessary to reflect the relative economic interests of the Members in the Company; (C) the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g); and (D) in connection with and at the time of a grant of an interest in the Company (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Company by an existing Member acting in a Member capacity or by a new Member acting in a Member capacity or in anticipation of becoming a Member;

(iii)
The Book Value of a Company asset distributed to any Member shall be the fair market value (taking into account Section 7701(g) of the Code) of such Company asset as of the date of distribution thereof;

(iv)
The Book Value of each Company asset shall be increased or decreased, as the case may be, to reflect any adjustments to the adjusted basis of such Company asset pursuant to Section 734(b) or Section 743(b) of the Code, but only to the extent that such adjustments are taken into account in determining Capital Account balances pursuant to Treasury Regulations Sections §1.704-1(b)(2)(iv)(m); provided, that Book Values shall not be adjusted pursuant to this subparagraph (iv) to the extent that an adjustment pursuant to subparagraph (ii) above is made in conjunction with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (iv); and

(v)	If the Book Value of a Company asset has been determined or adjusted pursuant to subparagraphs (i), (ii), or (iv) above, such Book Value shall thereafter be adjusted to reflect the depreciation taken into account with respect to such Company asset for purposes of computing Net Income and Net Losses.
“Budget” means the 2018 budget of the Company attached hereto as Exhibit 2, as the same may be amended or replaced by a new budget of the Company approved or adopted by the Board of Directors in accordance with the terms hereof.
“Business Day” means any day other than a Saturday, Sunday or public holiday under the laws of the State of Delaware, the province of Ontario, Canada, Dublin, Ireland, Copenhagen, Denmark, Rome, Italy, London, England, or other day on which banking institutions are authorized or obligated to close in the State of Delaware, the province of Ontario, Canada, Dublin, Ireland, Copenhagen, Denmark, Rome, Italy, or London, England.
“Capital Account” has the meaning given such term in Section 3.2.
“Capital Contribution” means the aggregate contributions of cash made and the Book Value of any property contributed by a Member to the Company pursuant to Article 3 as of the date in question, as shown opposite such Member’s name on the Member Register, as the same may be amended from time to time in accordance with the terms hereof.

“Certificate” means the Certificate of Formation filed with the Secretary of State of the State of Delaware on December 16, 2011.
“Code” means the Internal Revenue Code of 1986 and any successor statute, as amended from time to time.
“Common Interests” means Interests designated by the Board of Directors as “Common Interests,” and shall include former Preferred Interests for which a Conversion Election has been made.
“Company” has the meaning set forth in the first paragraph of this Agreement.
“Company Officers” has the meaning given such term in Section 7.1.
“Conversion Election” has the meaning given such term in Section 5.4.1.
“Damages” has the meaning given such term in Section 8.2.2.
“Director” means each person designated as a Director of the Company pursuant to Article 6.
“Dissolution” has the meaning given such term in Section 10.1.1.
“Dollars” and “$” means dollars in lawful currency of the United States.
“Drag Along Buyer” has the meaning given such term in Section 12.3.
“Drag Along Holders” has the meaning given such term in Section 12.3.
“Drag Along Sale” has the meaning given such term in Section 12.3.
“Effective Date” has the meaning given such term in the first paragraph of this Agreement.
“Election Date” has the meaning given such term in Section 5.4.2.
“Enav” means Enav S.p.A.
“Enav Director” has the meaning given such term in Section 6.2.
“Enav US Subsidiary” means ENAV North Atlantic LLC, a Delaware corporation and wholly-owned subsidiary of Enav.
“Excluded Company” has the meaning given such term in the Iridium Credit Agreement.
“Fully Diluted Company Voting Interests” means as of any date of determination, the total amount of Voting Interests issued and outstanding on such date assuming the issuance of the total amount of all outstanding securities or obligations which are by their terms exercisable, convertible or exchangeable into Voting Interests. For purposes of this determination, all outstanding

Preferred Interests shall be deemed to be converted into Common Interests in accordance with the terms hereof.
“GAAP” means generally accepted accounting principles, consistently applied, as in effect from time to time in the United States.
“Hosting Cost Reimbursement Agreement” means that certain Hosting Cost Reimbursement Agreement No. IS-12-033 between the Company and Iridium dated as of November 19, 2012.
“Hosting Cost Reimbursements” has the meaning given such term in the Hosting Cost Reimbursement Agreement.
“IAA” means Irish Aviation Authority Limited.
“IAA/Naviair Director” has the meaning given such term in Section 6.2.
“IAA US Subsidiary” means IAA North Atlantic Inc., a Delaware corporation and wholly-owned subsidiary of IAA.
“Incapacity” or “Incapacitated” has the meaning given such term in Section 5.5.
“Indemnitee” has the meaning given such term in Section 8.2.2.
“Information Rights Holders” has the meaning given such term in Section 12.2.1.
“Insolvency Event” means any of the following: (i) the filing of any insolvency, reorganization case or proceeding to consolidate or merge the Company with or into Iridium or any of its Affiliates or sell all or substantially all of the Company’s assets; (ii) instituting proceedings under any applicable insolvency law or to have the Company be adjudicated bankrupt or insolvent; (iii) seeking any relief under any law relating to relief from debts or the protection of debtors, or consent to the filing or the institution of bankruptcy or insolvency proceedings against the Company or file a petition seeking, or consent to, reorganization or relief with respect to the Company under any applicable federal or state law relating to bankruptcy or insolvency; or (iv) seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian (or other similar official) of or for the Company or a substantial part of its property, or make any assignment for the benefit of creditors of the Company, or admit in writing the Company’s inability to pay its debts generally as they become due, or take action in furtherance of any of the foregoing.
“Interest” has the meaning given such term in Section 3.6.1.
“Interest Equivalent” means any security or obligation that is by its terms directly or indirectly convertible into or exchangeable or exercisable for Interests or other equity securities of the Company, and any option, warrant or other subscription or purchase right with respect to Interests or such other equity securities of the Company.

“Interested Member” has the meaning given such term in Section 9.3.2.
“IPO Entity” has the meaning given such term in Section 10.3.2.
“Iridium” means Iridium Satellite LLC, a Delaware limited liability company, and any Affiliate designated by them.
“Iridium Credit Agreement” means the Facility Agreement, dated as of October 4, 2010 and amended by that certain Supplemental Agreement dated as of August 1, 2012, by and among Iridium and the other parties named therein, as the same may be amended or restated from time to time in accordance with its terms.
“Iridium Director” has the meaning given such term in Section 6.2.
“Iridium NEXT Constellation” means the constellation of operational low earth orbiting satellites being manufactured by Iridium pursuant to an agreement with Thales Alenia, with operation currently scheduled to commence in 2018.
“LIBOR Rate” means the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters at approximately 11:00 a.m. (London time) five (5) Business Days following a Member’s Conversion Election or IPO Conversion, as applicable, for U.S. Dollar deposits with a term of one (1) month.
“Liquidation Event” means (a) a sale, lease or other transfer of all or substantially all of the assets of the Company, (b) a reorganization, merger or consolidation of the Company with or into any other limited liability company or entity, or an acquisition of the Company effected by an exchange of outstanding securities of the Company, in each case where the Members immediately prior to such transaction own immediately after such transaction less than fifty percent (50%) of the voting power of the equity securities of the surviving limited liability company or entity (or its parent), as applicable, (c) any sale of voting control or other transaction similar to those described in clause (b) above following which the Company’s Members immediately prior to such transaction no longer hold effective control of the Company following such transaction, whether through voting power, ownership, ability to elect a majority of the Board, or otherwise, or (d) liquidation, dissolution, shut down, cessation of business or any winding up of the Company or any Insolvency Event.
“Majority-In-Interest of the Members” means (i) when used with reference to a particular class of Interests, a group of Members whose aggregate Interests of such class at the time of determination exceed fifty percent (50%) of the total Interests of such class held by all the Members (or, where the context so requires, a specified subset thereof), as applicable, at such time and (ii) when used without reference to a particular class, a Member or a group of Members whose aggregate Common Interests at the time of determination exceed fifty percent (50%) of the total Common Interests of all the Members (or, where the context so requires, a specified subset thereof), as applicable, at such time (for purposes of determining the Majority-In-Interest of the Members in this clause (ii) at any time when there are Preferred Interests and Common Interests outstanding, all Preferred Interests shall be deemed to have converted to Common Interests in accordance with the terms hereof). Notwithstanding the foregoing, Non-Voting Preferred Interests shall not be included in determining Majority-In-Interest of the Members except as otherwise provided in Section 13.18.
“Mandatory Redemption” has the meaning given such term in Section 3.6.3.1.
“Mandatory Redemption Date” has the meaning given such term in Section 3.6.3.1.2.
“Member” has the meaning given such term in the first paragraph of this Agreement.
“Member Register” means the Schedule A attached to this Agreement entitled “Member Register,” as such schedule may be amended by the Board of Directors from time to time in accordance with this Agreement.
“NATS” means NATS (Services) Limited.
“NATS US Subsidiary” means NATS (USA) Inc., a Delaware corporation and wholly-owned subsidiary of NATS.
“NATS Director” has the meaning given such term in Section 6.2.
“NAV CANADA” means NAV CANADA.
“NAV CANADA US Subsidiary” means NAV CANADA Satellite, Inc., a Delaware corporation and wholly-owned subsidiary of NAV CANADA.
“NAV CANADA US Subsidiary Stockholder” means, collectively, NAV CANADA and any Affiliate of NAV CANADA to whom NAV CANADA transfers any capital stock of NAV CANADA US Subsidiary.
“NAV CANADA Director” has the meaning given such term in Section 6.2.
“Naviair” means Naviair, an independent state owned company owned by the Kingdom of Denmark.
“Naviair Subsidiary” means Naviair Surveillance A/S, a limited liability company incorporated in the Kingdom of Denmark under company registration number (CVR-no.) 35 64 88 52 and a wholly-owned subsidiary of Naviair.
“Net Profit” and “Net Loss” mean, for each Accounting Period, an amount equal to the Company’s taxable income or loss, respectively, for such Accounting Period, determined in accordance with Section 703(a) of the Code, which for this purpose shall include all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code, with the following adjustments:

(i)
The computation of all items of income, gain, loss and deduction shall include tax-exempt income and those items described in Treasury Regulations Section 1.704-1(b)(2)(iv)(i) without regard to the fact that such items are not includable in gross income or are not deductible for federal income tax purposes.

(ii)
If the Book Value of any Company property is adjusted pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(e) or (f), or Proposed Treasury Regulations Section 1.704(b)(2)(iv)(s), the amount of such adjustment shall be taken into account as gain or loss from the disposition of such property; provided, that if the Book Value of any Company property is adjusted pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(f)(5)(i), the allocation of gain or loss shall be made immediately prior to the related acquisition of the interest in the Company.

(iii)
Items of income, gain, loss or deduction attributable to the disposition of Company property having a Book Value that differs from its adjusted basis for tax purposes shall be computed by reference to the Book Value of such property.

(iv)
Items of depreciation, amortization and other cost recovery deductions with respect to Company property having a Book Value that differs from its adjusted basis for tax purposes shall be computed by reference to the property’s Book Value in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(g).

(v)
To the extent an adjustment to the adjusted tax basis of any Company property pursuant to Sections 732(d), 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis).

(vi)	Notwithstanding any other provisions of this definition, any items that are specially allocated pursuant to Section 4.3 shall not be taken into account in computing Net Profits and Net Losses.
“Non-Voting Preferred Interests” means Interests designated by the Board of Directors as “Non-Voting Preferred Interests” with the rights and privileges (including the right to receive the Accrued Dividend on or after January 1, 2021) set forth in this Agreement and the applicable Addendum of Designation and held by those Persons designated by the Board of Directors from time to time and/or any of their respective Permitted Transferee(s).
“Overallotment Notice” has the meaning given such term in Section 11.2.1.6.

“Participating Members” has the meaning given such term in Section 11.2.1.6.
“Participating Members Overallotment Notice” has the meaning given such term in Section 11.2.1.6.
“Participation Rights” has the meaning given such term in Section 3.6.5.
“Partnership Representative” has the meaning given such term in Section 9.3.2.
“Percentage Interest” means, as to a Member holding a class of Interests, such Member’s Interests in such class, determined by dividing the Interests of such class owned by such Member by the total amount of Interests of such class then outstanding.
“Permitted Transferee” has the meaning given such term in Section 11.1.1.1.
“Person” means a natural person, partnership (whether general or limited), limited liability company, trust, estate, association, corporation, custodian, nominee or any other individual or entity in its own or any representative capacity.
“Plan” has the meaning given such term in Section 3.6.5.
“Pre-IPO Value” means the per share price at which the common stock of the IPO Entity is reasonably and in good faith expected by the Board of Directors to be offered by the underwriters of the initial public offering of the IPO Entity.
“Preemptive Holders” has the meaning given such term in Section 12.5.
“Preemptive Purchase Notice” has the meaning given such term in Section 12.5.1.
“Preferred Interests” means Interests designated by the Board of Directors as “Preferred Interests” with the rights and privileges (including the right to receive the Accrued Dividend on or after January 1, 2021) set forth in this Agreement and held by NAV CANADA US Subsidiary, the Additional Investors Subsidiaries and/or any of their respective Permitted Transferees and which have not been converted into Common Interests in accordance with the terms hereof.
“Primary Business” has the meaning given such term in Section 2.4.
“Proprietary Information Agreement” has the meaning given such term in Section 5.8.
“Qualified IPO” means a firm commitment underwritten offering of common stock or comparable equity securities of the IPO Entity pursuant to an effective registration statement under the Securities Act in which such common stock or comparable equity securities will be listed on a national securities exchange and the gross proceeds to the IPO Entity and selling Members (before underwriting discounts, commissions, and fees) equal at least fifty million dollars ($50,000,000).
“Redeemable Interest” means the Preferred Interest of a Member which has made no Conversion Election with respect to such Preferred Interest prior to the applicable Redemption Date.

“Redeemable Iridium Interests” means an aggregate percentage of Common Interests held by Iridium such that Iridium shall hold 21.778% of the Company’s Interests upon the occurrence of the full Mandatory Iridium Redemption.
“Redemption Date” has the meaning given such term in Section 3.6.3.1.2.
“Redemption Price” has the meaning given such term in Section 3.6.3.2.
“Redemption Price Non-Payment Event” means a default in payment of the Redemption Price when due pursuant to the terms hereof.
“Relation” means an individual’s spouse, siblings, lineal ancestors or lineal descendants.
“Reorganization Plan” has the meaning given such term in Section 10.3.
“ROFR Buy Notice” has the meaning given such term in Section 11.2.1.5.
“ROFR Seller” has the meaning given such term in Section 11.2.1.1.
“Sale” has the meaning given such term in Section 6.12.1.2.
“Scheduled Redemption Date” has the meaning given such term in Section 3.6.3.1.1.
“Scheduled Redemption Notice” has the meaning given such term in Section 3.6.3.1.1.
“Second A&R Effective Date” has the meaning given such term in the first paragraph of this Agreement.
“Second NAV CANADA Tranche Financing” means the purchase on or about June 27, 2013 by NAV CANADA through NAV CANADA US Subsidiary of an amount of Preferred Interests which were then convertible into 13.6% of the Fully Diluted Company Voting Interests for $40,000,000.
“Second ROFR Sale Notice” has the meaning given such term in Section 11.2.1.5.
“Strategic Advisory Committee” has the meaning given such term in Section 7.5.
“Tag-Along Notice” has the meaning given such term in Section 12.4.
“Tag-Along Sale” has the meaning given such term in Section 12.4.
“Tag-Along Seller” has the meaning given such term in Section 12.4.
“Tagging Member” has the meaning given such term in Section 12.4.1.
“tax matters partner” has the meaning given such term in Section 9.3.1.
“Tax Liability” has the meaning given such term in Section 9.3.4(b).

“Tax Payments” has the meaning given such term in Section 4.5.
“Third A&R Effective Date” has the meaning given such term in the first paragraph of this Agreement.
“Transfer” means any sale (including, without limitation, a sale by a trustee or debtor in bankruptcy or arising out of any manner of creditor’s proceeding), assignment, transfer (including, without limitation, a transfer by will or intestate distribution or any court order for sale or transfer pursuant to a decree including, without limitation, a divorce decree), exchange, mortgage, pledge, foreclosure, execution, garnishment, attachment, sheriff’s sale, gift, or other disposition or encumbrance (whether voluntarily or involuntarily or by operation of law) of, or the granting of a security interest in, all or any portion of a Member’s Interest or other interests in the Company.
“Treasury Regulations” means the final and temporary regulations promulgated under the Code, as amended from time to time.
“Trigger Event” means (i) the delivery of a written notice by (x) NAV CANADA US Subsidiary or (y) any of the Additional Investors Subsidiaries to the Company, after delivery of the Trigger Event Notice by Iridium, notifying the Company that NAV CANADA US Subsidiary and/or such Additional Investors Subsidiary elect to have all of their respective Redeemable Interests redeemed pursuant to Section 3.6.3.1.2, or (ii) any facts, occurrence, circumstance, event, change or action that, in the good faith and reasonable determination of any NAV CANADA Director and an Additional Investors Director (such determination to be set forth in a written notice delivered to the Company and Iridium), would reasonably be expected to result in the Company (x) becoming subject to or a guarantor under the Iridium Credit Agreement or (y) for so long as the Company is a “Subsidiary” (as defined in the Iridium Credit Agreement) of Iridium, ceasing to be an Excluded Company.
“Trigger Event Notice” has the meaning given such term in Section 5.14.1.
“Unpaid Dividend,” with respect to a Member, means such Member’s Accrued Dividend, if any, less all distributions to such Member pursuant to Sections 4.1.1.1 and 4.1.2.1.
“Unreturned Capital” means, with respect to any Member, the excess of Capital Contributions made by such Member over all distributions and payments received by such Member pursuant to Sections 3.6.3 (excluding the portion consisting of Unpaid Dividends or Accrued Dividends) and 4.1.2.2.
“Voting Interests” means Common Interests and Preferred Interests.
Other terms defined in this Agreement have the meanings so given them.
ARTICLE 2
FORMATION OF LIMITED LIABILITY COMPANY

2.1    Formation and Tax Classification. The Company has been formed as a limited liability company under and pursuant to the Act. Each Member represents and warrants that such Member is duly authorized to join in this Agreement and that the person executing this Agreement on its behalf is duly authorized to do so. The Members intend that the Company will be classified as a partnership for U.S. federal, state and local income tax purposes and each Member and the Company shall file all tax returns and shall otherwise take all tax positions in a manner consistent with such treatment. The Members intend that the Company shall not be a partnership (including, without limitation, a limited partnership) for any other purpose.
2.2    Company Name. The name of the Company is Aireon LLC. The business of the Company shall be conducted under such name or such other names as the Board of Directors may from time to time determine in accordance with the terms hereof.
2.3    Term of Company. The term of the Company shall commence on the date of the initial filing of the Certificate with the Secretary of State of the State of Delaware and shall continue until the Company is terminated pursuant to this Agreement or the laws of the State of Delaware.
2.4    Purposes. The purpose of the Company is to own and operate the Aireon System (the “Primary Business”) and within and ancillary to the Primary Business to engage in any lawful act, activity or business for which a limited liability company may be formed under the Act.
2.5    Merger. Subject to the provisions of this Agreement, the Company may merge with, or consolidate into, another limited liability company (organized under the laws of the State of Delaware or any other state), a corporation (organized under the laws of the State of Delaware or any other state) or other business entity, regardless of whether the Company is the survivor of such merger or consolidation.
ARTICLE 3
CAPITALIZATION; INTERESTS
3.1    Capital Contributions. Prior to or concurrently with the execution of this Agreement, the Members have made the Capital Contributions as set forth in the Member Register attached hereto. On the date hereof, the Members own Interests in the class and in the amounts set forth in the Member Register. The amount of Interests shall be adjusted in the Member Register from time to time by the Board of Directors to the extent necessary to reflect accurately exchanges, redemptions, Capital Contributions, the issuance of additional Interests or similar events having an effect on a Member’s Interest occurring after the date hereof in accordance with the terms of this Agreement.
3.2    Establishment and Determination of Capital Accounts. A capital account (“Capital Account”) shall be established for each Member on the books of the Company and maintained in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv). If any Interests (as defined herein) of a Member are Transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent the Capital Account related to such transferred Interests.
3.3    Negative Capital Accounts. Except as otherwise required by law, no Member shall be required to pay to the Company or any other Member any deficit or negative balance which may exist from time to time in such Member’s Capital Account.
3.4    Company Capital. No Member shall be paid interest on any Capital Contribution to the Company or on such Member’s Capital Account, and no Member shall have any right (a) to demand the return of such Member’s Capital Contribution or any other distribution from the Company (whether upon resignation, withdrawal or otherwise), except to the extent provided in Article 9 or Section 3.6.3 or (b) to cause a partition of the Company’s assets. For the avoidance of doubt, nothing in this Section 3.4 shall be construed to override or contradict other rights to dividend accrual, distributions or redemption payments expressly provided in this Agreement.
3.5    Loans by Members. No Member, as such, shall be required to lend any funds to the Company. Any Member may, with the approval of the Board of Directors, make loans to the Company, and any loan by a Member to the Company shall not be considered to be a Capital Contribution.
3.6    Interests.
3.6.1    Authorized Interests. The ownership interests of the Members in the Company are represented by “Interests”, including all benefits and rights to which the Members holding such Interests are entitled as provided in this Agreement or under the Act, including, without limitation, the right to receive distributions, allocations of profits and losses and to vote, together with all obligations of such Members holding such Interests to comply with the terms and provisions of this Agreement. The Company is hereby authorized to create and issue three classes of Interests designated as “Preferred Interests,” “Non-Voting Preferred Interests” and “Common Interests” with the relative rights, benefits and obligations thereof as set forth in this Agreement.
3.6.2    Authorization and Issuance of Interests. Subject to any Member approval required by this Agreement (including Section 12.1) and subject to compliance with Section 12.5, and notwithstanding Section 3.6.1, the Board of Directors may, in accordance with the provisions hereof, authorize, create and issue Interests in addition to those issued on or prior to the date hereof (including additional classes and series of Interests), and fix and determine the relative rights, preferences, powers, privileges and restrictions of such Interests. The Board of Directors may, in accordance with the provisions hereof, determine the Capital Contribution, if any, required to be made for such newly issued Interests. Upon admission of an Additional Member, or increase or decrease in the Interest held by an existing Member, in accordance with this Agreement, the respective Interests of the other Members will be reduced or increased on a pro rata basis based on their respective holding of Interests at the time of such admission or increase or decrease, as applicable.
3.6.3    Mandatory Redemptions of Redeemable Interest.
3.6.3.1    The Company shall be obligated to redeem each Redeemable Interest (the “Mandatory Redemption”) as follows:
3.6.3.1.1    to the extent it may lawfully do so, the Company shall redeem for cash all of the Redeemable Interests in three (3) annual installments beginning on January 2, 2021 and ending on the date two (2) years from such first redemption date (each a “Scheduled Redemption Date”). The Company shall effect such redemptions on (i) the first Scheduled Redemption Date by paying cash for one-third of the recipient Member’s Redeemable Interest equal to one-third of the sum of (a) the recipient Member’s Unreturned Capital attributable to such Member’s Redeemable Interest, as of such Scheduled Redemption Date plus (b) any Unpaid Dividends of the recipient Member attributable to such Member’s Redeemable Interest, as of such Scheduled Redemption Date, (ii) the second Scheduled Redemption Date by paying cash for one-half of the recipient Member’s remaining Redeemable Interest equal to one-half of the sum of (a) the recipient Member’s remaining Unreturned Capital attributable to such Member’s Redeemable Interest, as of such Scheduled Redemption Date plus (b) any remaining Unpaid Dividends of the recipient Member attributable to such Member’s remaining Redeemable Interest, as of such Scheduled Redemption Date, and (iii) the third Scheduled Redemption Date by paying cash for the recipient Member’s remaining Redeemable Interest equal to the sum of (a) the recipient Member’s remaining Unreturned Capital attributable to such Member’s Redeemable Interest, as of such Scheduled Redemption Date plus (b) any remaining Unpaid Dividends of the recipient Member attributable to such Member’s remaining Redeemable Interest, as of such Scheduled Redemption Date. At least thirty (30) days but no more than sixty (60) days prior to the first Scheduled Redemption Date, the Company shall send a notice (a “Scheduled Redemption Notice”) to all holders of Redeemable Interests setting forth (A) the Redemption Price payable for such Redeemable Interest; and (B) the manner in which such holders will receive the Redemption Price; or
3.6.3.1.2    upon the occurrence of a Trigger Event, the Company shall redeem for cash all of the Redeemable Interests on or prior to the second (2nd) Business Day after the occurrence of a Trigger Event (such date, the “Mandatory Redemption Date” and each of the Mandatory Redemption Date or a Scheduled Redemption Date, as applicable, a “Redemption Date”). The Company shall effect such redemption on the Mandatory Redemption Date by paying cash for all of the recipient Member’s Redeemable Interest equal to the sum of (a) the recipient Member’s Unreturned Capital attributable to such Member’s Redeemable Interest, as of the Mandatory Redemption Date plus (b) any Unpaid Dividends of the recipient Member attributable to such Member’s Redeemable Interest, as of the Mandatory Redemption Date.

3.6.3.2    The total amount to be paid for each Redeemable Interest is hereinafter referred to as the “Redemption Price” for such Redeemable Interest. The relative dollar amounts paid to each Member participating in the Mandatory Redemption shall be proportionate to the aggregate Redemption Price owed to each such Member.
3.6.3.3    On a Redemption Date, the Company shall pay the applicable Redemption Price to the Members holding Redeemable Interests.
3.6.3.4    If the assets of the Company available for redemption of the applicable Redeemable Interests by law or otherwise on the applicable Redemption Date are insufficient to redeem the applicable Redeemable Interests on the applicable Redemption Date, the holders of such Redeemable Interests shall share ratably in any assets available by law or otherwise for redemption of the Redeemable Interests in proportion to the amounts that would be payable with respect to the Interests owned by them if the Redeemable Interests to be so redeemed on such Redemption Date were redeemed in full. The Company shall in good faith use all reasonable efforts as expeditiously as possible to eliminate, or obtain an exception, waiver or exemption from, any and all restrictions under applicable law or otherwise that prevented the Company from paying any portion of the Redemption Price and redeeming all of the outstanding Redeemable Interests. At any time thereafter when additional funds of the Company are available by law for the redemption of the Redeemable Interests, such funds will be used, as soon as they become available, to redeem the balance of such Redeemable Interests to be so redeemed in accordance with the terms hereof or such portion thereof for which funds are available, on the basis set forth above. If funds are not available by law or otherwise for the payment in full of the Redemption Price for the Redeemable Interests to be so redeemed on the Redemption Date, then the Company shall be obliged to make such partial redemption so that the number of Redeemable Interests held by each holder shall be reduced in an amount that shall bear the same ratio to the actual number of Redeemable Interests required to be redeemed on such Redemption Date as the number of Redeemable Interests then held by such holder bears to the aggregate number of shares of Redeemable Interests then outstanding. If the Company fails to redeem the Redeemable Interests and pay the full Redemption Price for which redemption is required, then during the period from the Redemption Date through the date on which such Interests that the Company failed to redeem on the Redemption Date are actually redeemed and full payment of Redemption Price is made, Accrued Dividends on such unredeemed Interests shall continue to accrue and be cumulative as specified herein. For the avoidance of doubt, all references in this Agreement to assets or cash not being available or sufficient “by law or otherwise” or using similar language shall be understood to include the situation, and the Company’s assets or cash shall be deemed not to be available or sufficient “by law or otherwise,” where payment by the Company would result in a default under the terms of any indebtedness of the Company or where use of such assets or cash is restricted or prohibited by the terms of any such indebtedness or agreements between the Company and its lenders.

3.6.3.5    The Redemption Price of each Redeemable Interest shall be payable to the order of the person whose name appears on Schedule A attached hereto as the owner thereof. From and after the first Redemption Date, all rights of the holders of such Redeemable Interests (except the right to receive the Redemption Price (without interest)) shall cease and terminate with respect to such Redeemable Interests; provided that in the event that any applicable Redemption Price for a particular Redeemable Interest is not paid in full when due, as a result of a Redemption Price Non-Payment Event, the rights of the holder of such Redeemable Interest shall continue (including any entitlement to Accrued Dividends, if any) as to a ratable portion of such Redeemable Interest, which (as of any particular time) shall be equal to the product of such Redeemable Interest multiplied by a fraction, the numerator of which is that portion of the aggregate Redemption Price for such Redeemable Interest which has not been paid in full, and the denominator of which is the aggregate Redemption Price for such Redeemable Interest.
3.6.3.6    For the avoidance of doubt and notwithstanding anything to the contrary set forth in this Agreement, the obligation of the Company to pay the applicable Redemption Price on a Redemption Date shall not be affected by the fact that the Hosting Cost Reimbursements have not been paid in full or any default, deferral or failure of payment of Hosting Cost Reimbursements exists or has occurred under the Hosting Cost Reimbursement Agreement.
3.6.4    Mandatory Redemptions of Redeemable Iridium Interests.
3.6.4.1    To the extent it may lawfully do so, the Company shall redeem for cash all of the Redeemable Iridium Interests (the “Mandatory Iridium Redemption”) as soon as sufficient funds are available following the payment of all Hosting Cost Reimbursements then due and owing under the Hosting Cost Reimbursement Agreement. The Company shall effect such redemption by paying cash for the Redeemable Iridium Interests in the amount of $120,000,000.
3.6.4.2    The total amount to be paid for the Redeemable Iridium Interests is hereinafter referred to as the “Iridium Redemption Price.”
3.6.4.3    If the assets of the Company available for redemption of the Redeemable Iridium Interests by law or otherwise are insufficient to redeem the Redeemable Iridium Interests, Iridium shall receive the portion of any assets available by law or otherwise for redemption of the Redeemable Iridium Interests. The Company shall in good faith use all reasonable efforts as expeditiously as possible to eliminate, or obtain an exception, waiver or exemption from, any and all restrictions under applicable law or otherwise that prevented the Company from paying any portion of the Iridium Redemption Price and redeeming all of the outstanding Redeemable Iridium Interests. At any time thereafter when additional funds of the Company are available by law for the redemption of the outstanding Redeemable Iridium Interests, such funds will be used, as soon as they become available, to redeem the balance of such Redeemable Iridium Interests to be so redeemed in accordance with the terms hereof or such portion thereof for which funds are available, on the basis set forth above. If funds are not available by law or otherwise for the payment in full of the Iridium Redemption Price for the Redeemable Iridium Interests to be so redeemed on any date, then the Company shall be obliged to make a partial redemption of the Redeemable Iridium Interests.
3.6.4.4    Upon full redemption of the Redeemable Iridium Interests, Iridium shall hold 21.778% of the Company’s Interests in the form of Common Interests (assuming that no other Members have converted their Preferred Interests into Common Interests or transferred or redeemed their Interests in accordance with this Agreement), and the holdings of Company Interests (whether Preferred Interests or Common Interests, for example if such Member has made its Conversion Election) of the other Members will be increased on a pro rata basis. An example of such adjustments, based upon a full redemption for cash all of the Redeemable Iridium Interests, based upon the Interests held by Members as of the Third A&R Effective Date, is set forth in the table below:

Investor	Pre-Redemption Interests	Post-Redemption Interests
Iridium Satellite LLC	35.739%	21.778%
NAV CANADA Satellite, Inc.	37.198%	45.333%
ENAV North Atlantic LLC	9.143%	11.111%
IAA North Atlantic Inc.	4.389%	5.333%
NAVIAIR Surveillance A/S	4.389%	5.333%
NATS (USA) Inc.	9.143%	11.111%
Total Ownership %	100.000%	100.000%
In the event of one or more partial redemptions pursuant to Section 3.6.4.3, the pro rata adjustments provided for in this Section 3.6.4.4 would be applied to reflect each partial redemption.
3.6.4.5    For the avoidance of doubt and notwithstanding anything to the contrary set forth in this Agreement, except for Mandatory Redemptions or as set forth in Section 4.1.2, prior to the Mandatory Iridium Redemption of all Redeemable Iridium Interests, the Company shall not make any other redemption of Interests or any dividends or distributions to any Members.
3.6.5    Incentive Plan. Subject to approval by the Members holding Preferred Interests pursuant to Section 12.1, the Board of Directors may be authorized to create an incentive plan (the “Plan”) pursuant to which the Chief Executive Officer, subject to prior approval by the Board of Directors pursuant to Section 6.12.1, may grant nonvoting, participation or profit sharing rights of the Company’s appreciated value to employees, directors and other service providers of the Company, subject to such vesting and other restrictions as the Board of Directors may deem appropriate (all such rights, “Participation Rights”). In no event shall any Participation Rights or other rights under such plan constitute Interests, Interest Equivalents or other equity of the Company.
3.6.6    Revision of Member Register upon Issuance of New Interests. When new Interests are issued as permitted by the terms of this Agreement, the Member Register shall be updated by the Board of Directors in accordance with the terms hereof to reflect such issuance.

3.6.7    Interest Certificates. The Interests shall be uncertificated.
3.7    Guarantees.
3.7.1    NAV CANADA. NAV CANADA hereby fully, irrevocably, absolutely and unconditionally guarantees, for the benefit of the Company, the prompt and complete payment and performance by NAV CANADA US Subsidiary of its obligations when due under this Agreement and any other agreements between NAV CANADA US Subsidiary and the Company (collectively, the “NAV CANADA US Subsidiary Obligations”) in accordance with the terms hereof. This guaranty shall be a full, unconditional, irrevocable, absolute and continuing guaranty of payment and performance of the obligations of NAV CANADA US Subsidiary. If NAV CANADA US Subsidiary fails to perform any NAV CANADA US Subsidiary Obligations requiring payment, in whole or in part, when such NAV CANADA US Subsidiary Obligations are due, NAV CANADA shall promptly pay such NAV CANADA US Subsidiary Obligations in lawful money of the United States. NAV CANADA shall pay such amount within five (5) Business Days of receipt of demand for payment from the Company. The Company may enforce its rights under this guaranty without first suing NAV CANADA US Subsidiary or joining NAV CANADA US Subsidiary in any suit against NAV CANADA, or enforcing any rights and remedies against NAV CANADA US Subsidiary or otherwise pursuing or asserting any claims or rights against NAV CANADA US Subsidiary or any other Person or entity or any of its or their property which may also be liable with respect to the matters for which NAV CANADA is liable hereunder.
3.7.2    ENAV. Enav hereby fully, irrevocably, absolutely and unconditionally guarantees, for the benefit of the Company, the prompt and complete payment and performance by Enav US Subsidiary of its obligations when due under this Agreement and any other agreements between Enav US Subsidiary and the Company (collectively, the “Enav US Subsidiary Obligations”) in accordance with the terms hereof. This guaranty shall be a full, unconditional, irrevocable, absolute and continuing guaranty of payment and performance of the obligations of Enav US Subsidiary. If Enav US Subsidiary fails to perform any Enav US Subsidiary Obligations requiring payment, in whole or in part, when such Enav US Subsidiary Obligations are due, Enav shall promptly pay such Enav US Subsidiary Obligations in lawful money of the United States. Enav shall pay such amount within five (5) Business Days of receipt of demand for payment from the Company. The Company may enforce its rights under this guaranty without first suing Enav US Subsidiary or joining Enav US Subsidiary in any suit against Enav, or enforcing any rights and remedies against Enav US Subsidiary or otherwise pursuing or asserting any claims or rights against Enav US Subsidiary or any other Person or entity or any of its or their property which may also be liable with respect to the matters for which Enav is liable hereunder.
3.7.3    IAA. IAA hereby fully, irrevocably, absolutely and unconditionally guarantees, for the benefit of the Company, the prompt and complete payment and performance by IAA US Subsidiary of its obligations when due under this Agreement and any other agreements between IAA US Subsidiary and the Company (collectively, the “IAA US Subsidiary Obligations”)

in accordance with the terms hereof. This guaranty shall be a full, unconditional, irrevocable, absolute and continuing guaranty of payment and performance of the obligations of IAA US Subsidiary. If IAA US Subsidiary fails to perform any IAA US Subsidiary Obligations requiring payment, in whole or in part, when such IAA US Subsidiary Obligations are due, IAA shall promptly pay such IAA US Subsidiary Obligations in lawful money of the United States. IAA shall pay such amount within five (5) Business Days of receipt of demand for payment from the Company. The Company may enforce its rights under this guaranty without first suing IAA US Subsidiary or joining IAA US Subsidiary in any suit against IAA, or enforcing any rights and remedies against IAA US Subsidiary or otherwise pursuing or asserting any claims or rights against IAA US Subsidiary or any other Person or entity or any of its or their property which may also be liable with respect to the matters for which IAA is liable hereunder.
3.7.4    Naviair. Naviair hereby fully, irrevocably, absolutely and unconditionally guarantees, for the benefit of the Company, the prompt and complete payment and performance by Naviair Subsidiary of its obligations when due under this Agreement and any other agreements between Naviair Subsidiary and the Company (collectively, the “Naviair Subsidiary Obligations”) in accordance with the terms hereof. This guaranty shall be a full, unconditional, irrevocable, absolute and continuing guaranty of payment and performance of the obligations of Naviair Subsidiary. If Naviair Subsidiary fails to perform any Naviair Subsidiary Obligations requiring payment, in whole or in part, when such Naviair Subsidiary Obligations are due, Naviair shall promptly pay such Naviair Subsidiary Obligations in lawful money of the United States. Naviair shall pay such amount within five (5) Business Days of receipt of demand for payment from the Company. The Company may enforce its rights under this guaranty without first suing Naviair Subsidiary or joining Naviair Subsidiary in any suit against Naviair, or enforcing any rights and remedies against Naviair Subsidiary or otherwise pursuing or asserting any claims or rights against Naviair Subsidiary or any other Person or entity or any of its or their property which may also be liable with respect to the matters for which Naviair is liable hereunder.
3.7.5    NATS. NATS hereby fully, irrevocably, absolutely and unconditionally guarantees, for the benefit of the Company, the prompt and complete payment and performance by NATS US Subsidiary of its obligations when due under this Agreement and any other agreements between NATS US Subsidiary and the Company (collectively, the “NATS US Subsidiary Obligations”) in accordance with the terms hereof. This guaranty shall be a full, unconditional, irrevocable, absolute and continuing guaranty of payment and performance of the obligations of NATS US Subsidiary. If NATS US Subsidiary fails to perform any NATS US Subsidiary Obligations requiring payment, in whole or in part, when such NATS US Subsidiary Obligations are due, NATS shall promptly pay such NATS US Subsidiary Obligations in lawful money of the United States. NATS shall pay such amount within five (5) Business Days of receipt of demand for payment from the Company. The Company may enforce its rights under this guaranty without first suing NATS US Subsidiary or joining NATS US Subsidiary in any suit against NATS, or enforcing any rights and remedies against NATS US Subsidiary or otherwise pursuing or asserting any claims or rights against NATS US Subsidiary or any other Person or entity or any of its or their property which may also be liable with respect to the matters for which NATS is liable hereunder.
ARTICLE 4
DISTRIBUTIONS; ALLOCATIONS OF PROFITS AND LOSSES
4.1    Distributions and Payments.
4.1.1    Distributions of Available Cash. Subject to the terms of this Agreement, if approved by the Board of Directors in accordance with Section 6.12.1, the Board of Directors shall cause the Company to distribute Available Cash with respect to a fiscal quarter or such shorter period of time as determined by the Board of Directors from time to time to the Members. Except as otherwise provided in Section 4.1.3, any such distributions of Available Cash shall be made to the Members in the following manner and priority:
4.1.1.1    First, to the Members holding Preferred Interests and Non-Voting Preferred Interests in proportion to their respective Unpaid Dividends, if any, until all Unpaid Dividends as of such date have been paid.
4.1.1.2    Then, to the Members holding Common Interests in proportion to their respective Percentage Interests in Common Interest as of the time of such distribution.
4.1.1.3    Notwithstanding anything to the contrary set forth herein, except pursuant to Section 4.1.2, in no event shall the Company make any distributions on any Common Interest prior to January 1, 2021.
4.1.2    Liquidation Event Distributions. After satisfaction or discharge of all the debts, liabilities and obligations of the Company (including, without limitation, all expenses incurred in the Liquidation Event and setting aside any reserves needed for contingent or deferred liabilities all as determined by the Board of Directors in accordance with Section 6.12), the remaining proceeds of a Liquidation Event available for distribution to the Members shall be distributed amongst the Members in the following manner and priority:
4.1.2.1    First, to the Members holding Preferred Interests and Non-Voting Preferred Interests in proportion to their respective Percentage Interests in Preferred Interest and Non-Voting Preferred Interest until each Member’s Unpaid Dividend, as of such date of distribution, is zero.
4.1.2.2    Then, to the Members holding Preferred Interests and Non-Voting Preferred Interests in proportion to their respective Percentage Interests in Preferred Interest and Non-Voting Preferred Interest, until each Member’s Unreturned Capital is zero.

4.1.2.3    Then, to the Members holding Common Interests in proportion to their respective Percentage Interests in Common Interest as of the time of such distribution.
4.1.3    Limitations on Distributions; Special Rules. Notwithstanding any other provision of this Agreement:
4.1.3.1    No distribution (including distributions in redemption of Interests or upon Dissolution) shall be made to any Member to the extent that, after giving effect to the distribution, all liabilities of the Company (other than liabilities to Members on account of their Interests) would exceed the fair market value of the Company’s assets.
4.1.3.2    In the event an Additional Member is admitted to the Company after the beginning of any particular fiscal period (including the beginning of a month), the Board of Directors may, in its sole discretion, allow such Additional Member to participate in all distributions attributable to such fiscal period, including distributions made prior to such Additional Member’s admission to the Company. The Board of Directors may effectuate such participation in whatever manner they deem appropriate, including, without limitation, by specially allocating subsequent distributions away from existing Members to such Additional Member, or by holding back a portion of prior distributions in anticipation of an Additional Member’s admission, and then making a special distribution of such held-back amounts solely to the Additional Member.
4.1.3.3    To the extent that the Board determines to distribute property in-kind, either pursuant to Section 4.1.1 or 4.1.2, such property’s fair market value shall be determined by the Board of Directors in good faith and any distribution which includes such in-kind property shall be apportioned in a manner such that the recipients of such distribution receive a proportionate share (based on the relative dollar amounts distributable to each such recipient in such distribution) of any cash and of the relative fair market value of each class or type of in-kind property constituting a part of such distribution, unless a different apportionment is agreed by each Member participating in such distribution. The value of such non-cash proceeds shall be equal to the fair market value of the non-cash proceeds at the time of the distribution as determined in good faith by the Board.
4.1.3.4    Except as otherwise provided in Section 5.4.5, the holder of a Common Interest which was formerly a Preferred Interest shall not be entitled to any adjustments in respect of previous distributions on Common Interests, and shall share only in such Member’s Common Interest percentage of any distributions made pursuant to Section 4.1.1.2 and 4.1.2.3 after such Member makes the Conversion Election. The apportionment of any particular distribution made pursuant to Section 4.1.1.2 or 4.1.2.3 will be based on the Members’ respective Percentage Interest in Common Interest at the time of such distribution, regardless of whether a Member’s previous Percentage Interest in Common Interest was lower or higher.

4.1.3.5    Notwithstanding anything to the contrary herein, no Preferred Interest shall be entitled to receive distributions under both Section 4.1.2.2 and 4.1.2.3. Except as provided in Section 4.1.1.3, if a Preferred Interest is still eligible for a Conversion Election as of the date of a distribution pursuant to such Sections, the holder of such Preferred Interest shall be required to choose between (i) making a Conversion Election and receiving distributions (if any) pursuant to Section 4.1.2.3, and (ii) not making a Conversion Election and receiving distributions (if any) pursuant to Section 4.1.2.2.
4.1.3.6    For the avoidance of doubt, the Company’s obligation to pay any Unpaid Dividends pursuant to Section 5.4.4 shall have priority over any distribution pursuant to Section 4.1.
4.2    Allocation of Profits and Losses. After applying Section 4.3, the Company’s Net Profit and Net Loss (and, if determined by the Board in consultation with the Company’s tax advisors, individual component items thereof) for any Accounting Period shall be allocated among the Members in such a manner that, as of the end of such Accounting Period and to the extent possible with respect to each Member, each Member’s Adjusted Capital Account shall be equal to the respective net amounts, positive or negative, which would be distributed to them or for which they would be liable to the Company under this Agreement, determined as if the Company were to: (A) liquidate all of the assets of the Company for an amount equal to their Book Value and (B) distribute the proceeds of such liquidation in the manner described in Section 4.1.2 of this Agreement.
4.3    Regulatory and Special Allocations. Notwithstanding the provisions of Section 4.2, Net Profit, Net Loss and items thereof shall be allocated to the Members in the manner and to the extent required by the Treasury Regulations under Section 704 of the Code, including without limitation, the provisions thereof dealing with minimum gain chargebacks, partner minimum gain chargebacks, qualified income offsets, partnership nonrecourse deductions, partner nonrecourse deductions, forfeiture allocations, and the provisions dealing with deficit capital accounts in Sections 1.704-2(g)(1), 1.704-2(i)(5), and 1.704-1(b)(2)(ii)(d).
4.4    Tax Allocations; Code Section 704(c). The income, gains, losses, deductions and expenses of the Company shall be allocated, for federal, state and local income tax purposes, among the Members in accordance with the allocation of such income, gains, losses, deductions and expenses among such Members for computing their Capital Accounts, except that if any such allocation is not permitted by the Code or other applicable law, the Company’s subsequent income, gains, losses, deductions and expenses shall be allocated among the Members for tax purposes to the extent permitted by the Code and other applicable law, so as to reflect as nearly as possible the allocation set forth herein in computing their Capital Accounts.
Notwithstanding the previous sentence, such items shall be allocated among the Members in a different manner to the extent required by Code Section 704(c) and the Treasury Regulations thereunder (dealing with contributed property), Treasury Regulations Sections 1.704-1(b)(2)(iv)(f)

(dealing with property having a book value different than its tax basis) and 1.704-1(b)(4)(ii) (dealing with tax credit items). The Members agree that, for purposes of Section 704(c) of the Code, with respect to tax items attributable to any book-tax differences (whether from property contributed to the Company or resulting from revaluations of Company property), the Company will use the “remedial method” as described in Treasury Regulations Section 1.704-3(d) unless the Board directs (subject to Section 6.12.2.1) the Company to use a method other than the remedial method. Allocations pursuant to this Section 4.4 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of profits, losses, other items or distributions pursuant to any provisions of this Agreement.
4.5    Tax Payments. If and to the extent the Company is required by law (as determined in good faith by the Board of Directors) to make payments with respect to any Member in amounts required to discharge any legal obligation of the Company owed to any governmental authority with respect to any federal, state or local tax liability of such Member arising as a result of such Member’s interest in the Company (“Tax Payments”), then such Member shall be required to promptly pay to the Company an amount of cash equal to such Tax Payments, and the Company shall be entitled to withhold such amount from distributions, redemption or sale proceeds payable to such Member in the event such Member fails to promptly make such payment to the Company.
ARTICLE 5
MEMBERS
5.1    Number. The Company shall at all times have one or more Members, who shall constitute the “Members” of the Company for all purposes of the Act. Each Person identified as a Member on the Member Register either is hereby admitted as a member of the Company or hereby continues as a member of the Company, as applicable, effective as of the Third A&R Effective Date.
5.2    Members’ Voting Rights. Except as otherwise provided herein (including Section 12.1), the Board of Directors may, but shall have no duty to, consult with the Members as to matters concerning the Company and its business and may take the advice and counsel of the Members so consulted into account when making decisions and acting with respect to such matters.
5.3    Required Vote. Subject to the other provisions contained herein, any action requiring the approval of the Members shall require the affirmative vote of a Majority-In-Interest of the Members in order to constitute the action of or approval by the Members. In the case of approval by the Members of a particular class of Interests, such approval shall require the affirmative vote of a Majority-In-Interest of the Members holding such class of Interests. Except as otherwise provided by law, any action or vote of the Members may be taken by a consent in writing setting forth the action or vote so taken and signed by Members holding the requisite Interests entitled to vote necessary to authorize or take such action.
5.4    Conversion Election.

5.4.1    Optional Conversion Election. Subject to and in compliance with the provisions of this Section 5.4, any Member holding Preferred Interests may at any time and from time to time elect to convert all or a portion of such Member’s Preferred Interests into Common Interests (each, a “Conversion Election”). That portion of a Preferred Interest for which a Conversion Election is made shall, upon delivery of the notice described in Section 5.4.2, automatically become a Common Interest without further action on the part of the holder or the Company.
5.4.2    Exercise of Conversion Election Privilege. To make a Conversion Election, a Member shall give written or electronic notice (including email, provided the following language appears in the subject line of the email: “AIREON FORMAL CONVERSION ELECTION NOTICE”, and via facsimile transmission) of such election to the Company at the principal office of the Company. Such notice shall also specify the portion of such Member’s Interest with respect to which the Conversion Election applies. The Business Day that the Company receives such written or electronic notice shall be the “Election Date” for such Member’s Conversion Election. Such Conversion Election shall be deemed effective as of the Election Date.
5.4.3    Mandatory Conversion Upon IPO. Subject to fulfilling the requirements set forth in Section 10.3, immediately prior to the initial public offering of the Company, all outstanding Preferred Interests shall convert into Common Interests (an “IPO Conversion”).
5.4.4    Treatment of Unpaid Dividends Upon Conversion Election. The Company will pay an electing Member’s Unpaid Dividend with respect to the portion of such Member’s Preferred Interest for which a Conversion Election or IPO Conversion, as applicable, is made within five (5) Business Days of such Member’s Conversion Election or IPO Conversion, as applicable; provided that if such payment by the Company would result in a default under the terms of any indebtedness of the Company or the Company is unable to pay such Accrued Dividends due to insufficient Available Cash, then such payment will be made within five (5) Business Days of the removal of such restriction, or the achievement of Available Cash, as applicable; provided that any such Unpaid Dividend shall accrue interest beginning on the 6th Business Day after such Member’s Conversion Election or IPO Conversion, as applicable, at a rate equal to the lesser of (i) LIBOR, plus three and one-half percent (3.5%), or (ii) six percent (6.0%), per annum until fully paid.
5.4.5    Certain Adjustments to Preferred Interests. The Preferred Interests shall also be subject to adjustment as follows:
5.4.5.1    If the Company shall at any time or from time to time, prior to conversion of any Preferred Interests (x) make a distribution on the outstanding Common Interests payable in Interests, (y) subdivide, split or combine the outstanding Common Interests (with no corresponding subdivision, split or combination of the Preferred Interests), or (z) issue any Interests in a reclassification or recapitalization of the Common Interest, then, and in each such case, the

Preferred Interests shall be adjusted (and any other appropriate actions shall be taken by the Company) so that the Members holding any Preferred Interests thereafter surrendered for conversion shall be entitled to receive the amount of Common Interests or other securities of the Company that such Member would have owned or would have been entitled to receive upon or by reason of any of the events described above, had such Preferred Interests been converted immediately prior to the occurrence of such event. An adjustment made pursuant to this Section 5.4.5.1 shall become effective retroactively (1) in the case of any such distribution, to a date immediately following the close of business on the record date for the determination of holders of Common Interests entitled to receive such distribution or (2) in the case of any such subdivision, split, combination, reclassification or recapitalization, to the close of business on the day upon which such action becomes effective.
5.4.5.2    In case of any merger or consolidation of the Company (other than a Liquidation Event) or any capital reorganization, reclassification or other change of outstanding Interests, the Company shall execute and deliver to each Member holding Preferred Interests, at least ten (10) Business Days prior to effecting such transaction, a certificate signed by a duly authorized officer of the Company, stating that each such Member holding Preferred Interests shall have the right to receive in such transaction, in exchange for each Preferred Interest, a security identical to (or not less favorable than) the Preferred Interest, and provision shall be made therefor in the agreement, if any, relating to such transaction. Any certificate delivered pursuant to this Section 5.4.5.2 shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in other paragraphs of this Section 5.4.5.
5.4.5.3    If the Company at any time or from time to time, prior to the conversion of any Preferred Interests, shall take any action affecting the Common Interests similar to or having an effect similar to any of the actions described in the foregoing paragraphs of this Section 5.4.5 (but not including any action described in any such paragraphs), and the Board of Directors in good faith determines that it would be equitable in the circumstances to adjust the Preferred Interests as a result of such action, then, and in each such case, the Preferred Interests shall be adjusted in such manner and at such time as the Board of Directors in good faith determines would be equitable in the circumstances (such determination to be evidenced in a resolution, a copy of which shall be delivered to the Members holding Preferred Interests). Upon any adjustment of the Preferred Interests, the Company shall, within a reasonable period (not to exceed ten (10) days) following the transactions giving rise to such adjustment, deliver to each Member holding Preferred Interests a certificate, signed by a duly authorized officer of the Company, setting forth in reasonable detail the event requiring the adjustment and the method by which such adjustment was calculated and specifying the increased or decreased of the Preferred Interests then in effect following such adjustment.
5.5    Effect of Incapacity. Except as otherwise provided herein, the Incapacity of a Member shall not dissolve or terminate the Company. In the event of such Incapacity, the executor, administrator, guardian, trustee or other personal representative of the Incapacitated Member shall be deemed to be the assignee of such Member’s Interests and interest in capital and may, upon approval of the Board of Directors, become a Member. For purposes of this Section 5.5, “Incapacity” or “Incapacitated” means (i) with respect to a natural Person, the bankruptcy, death, incompetency or insanity of such individual, and (ii) with respect to any other Person, the bankruptcy, liquidation, dissolution or termination of such Person.
5.6    Representations and Warranties of Members, NAV CANADA and the Additional Investors.
5.6.1    Each Member hereby severally but not jointly represents and warrants to and acknowledges with the Company that:
5.6.1.1    such Member has such knowledge and experience in financial and business matters and is capable of evaluating the merits and risks of an investment in the Company and making an informed investment decision with respect thereto;
5.6.1.2    such Member is able to bear the economic and financial risk of an investment in the Company for an indefinite period of time;
5.6.1.3    such Member has sufficient funds and/or credit arrangements available to enable such Member to make the Capital Contributions contemplated by this Agreement;
5.6.1.4    such Member is acquiring Interests in the Company for investment only and not with a view to, or for resale in connection with, any distribution to the public or public offering thereof;
5.6.1.5    to the extent such Member has been provided with forecasts, models or projections relating to the Company and its future financial or operating performance prepared by the Company before acquiring any Interests in the Company, such Member acknowledges that there are uncertainties inherent in attempting to make such forecasts, models and/or projections, that such Member is familiar with such uncertainties and that such Member is taking full responsibility for making its own evaluation of the adequacy and accuracy of all forecasts, models and/or projections so furnished to it, including the reasonableness of the assumptions underlying such forecasts, models and/or projections;
5.6.1.6    the interests in the Company have not been registered under the securities laws of any jurisdiction and cannot be disposed of unless they are subsequently registered and/or qualified under applicable securities laws and the provisions of this Agreement have been complied with;
5.6.1.7    the execution, delivery and performance of this Agreement have been duly authorized by such Member and do not require such Member to obtain any consent or approval that has not been obtained and do not contravene or result in a default under any provision of any law or regulation applicable to such Member or other governing documents or any agreement or instrument to which such Member is a party or by which such Member is bound; and
5.6.1.8    assuming due authorization, execution and delivery of the other parties hereto, this Agreement is valid, binding and enforceable against such Member in accordance with its terms.
5.6.2    NAV CANADA hereby represents and warrants to and acknowledges with the Company that:
5.6.2.1    NAV CANADA is duly organized and validly existing under the laws of Canada and has all requisite power and authority to carry on its business as now conducted, to own and use the properties owned and used by it and to enter into this Agreement;
5.6.2.2    NAV CANADA is solvent and no receiver or receiver and manager has been appointed over any part of its assets and no such appointment has been threatened;
5.6.2.3    NAV CANADA is not in liquidation or statutory management and no proceedings have been brought or threatened and no resolution has been passed or other step taken for the purposes of appointing a liquidator of NAV CANADA;
5.6.2.4    the execution, delivery and performance of this Agreement by NAV CANADA have been duly authorized by NAV CANADA and do not require NAV CANADA to obtain any consent or approval that has not been obtained and do not contravene or result in a default under any provision of any law or regulation applicable to NAV CANADA or other governing documents or any agreement, instrument or deed or any writ, order or injunction, or judgment to which NAV CANADA is a party or is subject or by which NAV CANADA is bound; and
5.6.2.5    assuming due authorization, execution and delivery of the other parties hereto, this Agreement is valid, binding and enforceable against NAV CANADA in accordance with its terms.
5.6.3    Enav hereby represents and warrants to and acknowledges with the Company that:
5.6.3.1    Enav is duly organized and validly existing under the laws of the Italian Republic and has all requisite power and authority to carry on its business as now conducted, to own and use the properties owned and used by it and to enter into this Agreement;
5.6.3.2    Enav is solvent and no receiver or receiver and manager has been appointed over any part of its assets and no such appointment has been threatened;

5.6.3.3    Enav is not in liquidation or statutory management and no proceedings have been brought or threatened and no resolution has been passed or other step taken for the purposes of appointing a liquidator of Enav;
5.6.3.4    the execution, delivery and performance of this Agreement by Enav have been duly authorized by Enav and do not require Enav to obtain any consent or approval that has not been obtained and do not contravene or result in a default under any provision of any law or regulation applicable to Enav or other governing documents or any agreement, instrument or deed or any writ, order or injunction, or judgment to which Enav is a party or is subject or by which Enav is bound; and
5.6.3.5    assuming due authorization, execution and delivery of the other parties hereto, this Agreement is valid, binding and enforceable against Enav in accordance with its terms.
5.6.4    IAA hereby represents and warrants to and acknowledges with the Company that:
5.6.4.1    IAA is duly organized and validly existing under the laws of the Republic of Ireland and has all requisite power and authority to carry on its business as now conducted, to own and use the properties owned and used by it and to enter into this Agreement;
5.6.4.2    IAA is solvent and no receiver or receiver and manager has been appointed over any part of its assets and no such appointment has been threatened;
5.6.4.3    IAA is not in liquidation or statutory management and no proceedings have been brought or threatened and no resolution has been passed or other step taken for the purposes of appointing a liquidator of IAA;
5.6.4.4    the execution, delivery and performance of this Agreement by IAA have been duly authorized by IAA and do not require IAA to obtain any consent or approval that has not been obtained and do not contravene or result in a default under any provision of any law or regulation applicable to IAA or other governing documents or any agreement, instrument or deed or any writ, order or injunction, or judgment to which IAA is a party or is subject or by which IAA is bound; and
5.6.4.5    assuming due authorization, execution and delivery of the other parties hereto, this Agreement is valid, binding and enforceable against IAA in accordance with its terms.
5.6.5    Naviair hereby represents and warrants to and acknowledges with the Company that:

5.6.5.1    Naviair is duly organized and validly existing under the laws of the Kingdom of Denmark and has all requisite power and authority to carry on its business as now conducted, to own and use the properties owned and used by it and to enter into this Agreement;
5.6.5.2    Naviair is solvent and no receiver or receiver and manager has been appointed over any part of its assets and no such appointment has been threatened;
5.6.5.3    Naviair is not in liquidation or statutory management and no proceedings have been brought or threatened and no resolution has been passed or other step taken for the purposes of appointing a liquidator of Naviair;
5.6.5.4    the execution, delivery and performance of this Agreement by Naviair have been duly authorized by Naviair and do not require Naviair to obtain any consent or approval that has not been obtained and do not contravene or result in a default under any provision of any law or regulation applicable to Naviair or other governing documents or any agreement, instrument or deed or any writ, order or injunction, or judgment to which Naviair is a party or is subject or by which Naviair is bound; and
5.6.5.5    assuming due authorization, execution and delivery of the other parties hereto, this Agreement is valid, binding and enforceable against Naviair in accordance with its terms.
5.6.6    NATS hereby represents and warrants to and acknowledges with the Company that:
5.6.6.1    NATS is a public limited company duly organized and validly existing under the laws of England and Wales and has all requisite power and authority to carry on its business as now conducted, to own and use the properties owned and used by it and to enter into this Agreement;
5.6.6.2    NATS is solvent and no receiver or receiver and manager has been appointed over any part of its assets and no such appointment has been threatened;
5.6.6.3    NATS is not in liquidation or statutory management and no proceedings have been brought or threatened and no resolution has been passed or other step taken for the purposes of appointing a liquidator of NATS;
5.6.6.4    the execution, delivery and performance of this Agreement by NATS have been duly authorized by NATS and do not require NATS to obtain any consent or approval that has not been obtained and do not contravene or result in a default under any provision of any law or regulation applicable to NATS or other governing documents or any agreement, instrument or deed or any writ, order or injunction, or judgment to which NATS is a party or is subject or by which NATS is bound; and

5.6.6.5    assuming due authorization, execution and delivery of the other parties hereto, this Agreement is valid, binding and enforceable against NATS in accordance with its terms.
5.7    Investment Opportunities. Notwithstanding any duty existing at law or in equity (including any fiduciary duties), no Member shall have any obligation to offer investment opportunities to the Company or any other Member.
5.8    Confidentiality. As to so much of the information and other material furnished under or in connection with this Agreement (whether furnished before, on or after the date hereof) as constitutes or contains confidential business, financial or other information of the Company or any subsidiary, each of the Members, NAV CANADA, each Additional Investor and the Company covenants for itself and its directors, managers, officers, members and partners, that it will not disclose (and will prevent its employees, counsel, accountants and other representatives from disclosing) such information except as authorized in writing in advance by the Board of Directors; provided, however, that each Member, NAV CANADA and each Additional Investor may disclose or deliver any information or other material disclosed to or received by it should such Member, NAV CANADA or such Additional Investor be advised by its counsel that such disclosure or delivery is required by law, regulation or judicial or administrative order. This obligation shall survive termination of this Agreement. The Members, NAV CANADA and each Additional Investor acknowledge that some or all Members, NAV CANADA and some or all of the Additional Investors may be subject to other written agreements with the Company concerning the confidentiality of proprietary information (a “Proprietary Information Agreement”). Each Member, NAV CANADA and each Additional Investor agrees to abide by any such Proprietary Information Agreement to which it is subject. Where the provisions of a Proprietary Information Agreement and this Section conflict, the Proprietary Information Agreement will control as to the obligations of the Member, NAV CANADA and each Additional Investor, as applicable, to which such Proprietary Information Agreement applies.
5.9    Noncompetition. Each Member, NAV CANADA and each Additional Investor agrees (i) not to engage in competition with the Company and/or any of its Affiliates, either directly or indirectly, in any manner or capacity, as adviser, principal, agent, affiliate, promoter, partner, officer, director, employee, stockholder, owner, co-owner, consultant, or member of any association or otherwise, in any phase of the Primary Business, and (ii) not to acquire, assume or participate in, directly or indirectly, any position, investment or interest in any company, person or entity that is, directly or indirectly, in competition with the Primary Business of the Company or any of its Affiliates except for passive investments of 1% or less of the outstanding voting securities of a company listed on the NYSE, AMEX or Nasdaq National Market; provided, however, that notwithstanding anything to the contrary set forth herein, nothing in this Section 5.9 shall be deemed to restrict or prohibit NAV CANADA or NAV CANADA US Subsidiary from, directly or indirectly, (i) engaging in any activities pursuant to any agreement, contract or other arrangement which NAV

CANADA, NAV CANADA US Subsidiary or any of their respective predecessor entities is a party to or bound by as of the date such Member became a Member (the Effective Date, the A&R Effective Date or the Third A&R Effective Date, as the case may be), or (ii) own, acquire, use and sell air traffic control surveillance data from radar, ADS-B and other technologies; provided, further, however, that notwithstanding anything to the contrary set forth herein, nothing in this Section 5.9 shall be deemed to restrict or prohibit Iridium from, directly or indirectly, engaging in any activities pursuant to any agreement, contract or other arrangement which Iridium or any of its respective predecessor entities is a party to or bound by as of the date such Member became a Member (the Effective Date, the A&R Effective Date or the Third A&R Effective Date, as the case may be); provided, further, however, that notwithstanding anything to the contrary set forth herein, nothing in this Section 5.9 shall be deemed to restrict or prohibit any Additional Investor or its respective Additional Investors Subsidiary from, directly or indirectly, (i) engaging in any activities pursuant to any agreement, contract or other arrangement which such Additional Investor, its respective Additional Investors Subsidiary or any of their respective predecessor entities is a party to or bound by as of the date such Member became a Member (the Effective Date, the A&R Effective Date or the Third A&R Effective Date, as the case may be), or (ii) own, acquire, use and sell air traffic control surveillance data from radar, ADS-B and other technologies. For the purpose of this Section 5.9 it is agreed that any surveillance system that is not satellite-based shall not be deemed as competing with the Aireon business.
5.10    Non-Solicitation. Each Member, NAV CANADA and each Additional Investor severally but not jointly agrees for itself not to, directly or through others, solicit or attempt to solicit any employee, consultant, or independent contractor of the Company to terminate their relationship with the Company in order to become an employee, consultant or independent contractor to or for any other person or entity; provided that no Member shall be restricted from (i) making any general solicitation for employment that is not specifically directed at any such employee, consultant, or independent contractor, (ii) hiring any such employee, consultant, or independent contractor who responds to any such general solicitation (including by a bona fide search firm), or (iii) hiring any former employee, consultant, or independent contractor of the Company who has been terminated by the Company or any of its subsidiaries prior to commencement of employment discussions between such Member and such person.
5.11    Meetings.
5.11.1    Place of Meetings. Meetings of the Members shall be held at such place, either within or without the State of Delaware, as may be designated from time to time by the Board of Directors in the sole discretion of the Board of Directors.
5.11.2    Annual Meeting. The Board of Directors may elect to hold annual meetings of Members and shall have the authority to determine, in the sole discretion of the Board of Directors, which business shall be conducted at such meetings, including whether any matters will be submitted to a vote of Members.

5.11.3    Special Meetings. Special meetings of the Members may be called, for any purpose or purposes, by the Board of Directors, and shall be held at such place, on such date, and at such time as the Board of Directors shall fix.
5.11.4    Notice of Meetings. Except as otherwise provided by law, written notice of each meeting of Members shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting to each Member entitled to vote at such meeting, such notice to specify the place, date and hour and purpose or purposes of the meeting. Notice of the time, place and purpose of any meeting of Members may be waived in writing, signed by the person entitled to notice thereof, either before or after such meeting, and will be waived by any Member by his attendance thereat in person or by proxy, except when the Member attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Any Member so waiving notice of such meeting shall be bound by the proceedings of any such meeting in all respects as if due notice thereof had been given.
5.11.5    Quorum. At all meetings of Members, except where otherwise provided by statute or by the Certificate, or by this Agreement, the presence, in person or by proxy duly authorized, of a Majority-In-Interest of the Members in each class of Interests having the right to vote shall constitute a quorum for the transaction of business. In the absence of a quorum, any meeting of Members may be adjourned, from time to time in accordance with Section 5.11.6, but no other business shall be transacted at such meeting; provided, however, that if any meeting of the Members is adjourned or cancelled from failure to constitute a quorum, then such meeting shall be rescheduled in accordance with this Agreement to a date not less than five (5) nor more than fifteen (15) days after the originally scheduled meeting, and in this case, the Members agree that the number of Members who are present at such meeting shall constitute a quorum for all purposes. The Members present at a duly called or convened meeting, at which a quorum is present, may continue to transact business until adjournment, notwithstanding the withdrawal of enough Members to leave less than a quorum.
5.11.6    Adjournment and Notice of Adjourned Meetings. Any meeting of Members, whether annual or special, may be adjourned from time to time either by the Board of Directors or by the vote of a majority of the Interests casting votes, excluding abstentions. When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the Company may transact any business which might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each Member of record entitled to vote at the meeting.
5.11.7    Action Without Meeting. Unless otherwise provided in the Certificate, any action required by statute to be taken at any annual or special meeting of the Members, or any action which may be taken at any annual or special meeting of the Members, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding Interests having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all Interests entitled to vote thereon were present and voted.
5.11.8    Conduct of Meetings. The Board of Directors shall be entitled to make such rules or regulations for the calling and conduct of meetings of Members as the Board of Directors shall deem necessary, appropriate or convenient.
5.12    Admission of Additional Members. Subject to the terms of this Agreement, any Person may become an Additional Member of the Company by (A) the purchase of new Interests issued as permitted by the terms of this Agreement for such consideration as the Board of Directors shall determine in accordance with the terms of this Agreement or (B) the purchase of Interests of another Member in accordance with the terms of this Agreement. Each Additional Member shall: (i) agree to be bound by the provisions of this Agreement as a Member; (ii) execute and deliver such documents as the Board of Directors deem appropriate in connection therewith; and (iii) with respect to a purchase of new Interests pursuant to clause (A) of this Section 5.12, contribute to the Company the agreed upon Capital Contribution in exchange for the Interests purchased by such Additional Member. Each Additional Member shall have all the rights and obligations of a Member holding the Interests purchased by such Additional Member as specified on the Member Register. The admission of Additional Members shall not be a cause for dissolution of the Company. Upon the admission of any Additional Members pursuant to this Section 5.12, the Member Register shall be appropriately amended.
5.13    Rights to Information. Members shall have the right to receive from the Chief Executive Officer, upon request, a copy of the Certificate and of this Agreement, as amended from time to time, and such other information regarding the Company as is required by the Act, subject to reasonable conditions and standards established by the Board of Directors or Chief Executive Officer as permitted by the Act, which may include, without limitation, withholding of, or restrictions on, the use of confidential information.
5.14    Iridium Undertaking; Suspension of Iridium Payments.
5.14.1    For so long as the Iridium Credit Agreement continues in effect and the Company is a “Subsidiary” (as defined in the Iridium Credit Agreement) of Iridium, Iridium shall, and shall cause its subsidiaries and Affiliates to, cause the Company (x) not to be subject to or become a guarantor under the Iridium Credit Agreement or (y) for so long as the Company is a “Subsidiary” (as defined in the Iridium Credit Agreement) of Iridium, to be an Excluded Company. Promptly after (and in no event later than the immediately following Business Day after) becoming aware of any actions, facts, conditions, circumstances or changes that would reasonably be expected to result in the Company (i) becoming subject to or a guarantor under the Iridium Credit Agreement or (ii) for so long as the Company is a “Subsidiary” (as defined in the Iridium Credit Agreement)

of Iridium, ceasing to be an Excluded Company, Iridium shall deliver written notice to the Company, NAV CANADA US Subsidiary and the Additional Investors Subsidiaries (the “Trigger Event Notice”) setting forth in reasonable detail any such actions, facts, conditions, circumstances or changes.
5.14.2    Commencing upon the occurrence of the Trigger Event, the Company shall not make, and Iridium acknowledges, confirms and agrees that it shall not demand, receive or accept from the Company, directly or indirectly, any payment to Iridium or any of its Affiliates of any nature, whether as distributions, dividends, Hosting Cost Reimbursements or other fees or compensation pursuant to any agreement, arrangement or otherwise, until all applicable Redemption Price payable to Members holding Redeemable Interest pursuant to Section 3.6.3.1.2 has been paid in full.
ARTICLE 6
BOARD OF DIRECTORS
6.1    Generally. Except as specifically set forth in this Agreement, the Members hereby delegate all power and authority to manage the business and affairs of the Company to the Directors, who shall act as the managers of the Company subject to and in accordance with the terms of this Agreement. Such Directors shall constitute the “Board of Directors” and such term may be used in this Agreement to refer to such Directors. Such term is used for convenience only and is not intended by the parties to confer to the Board of Directors any additional power or authority other than that expressly and specifically conferred pursuant to and in accordance with the terms of this Agreement. The Directors shall in all cases act as a group through actions in meetings of the Board of Directors and shall have no authority to act individually. The Board of Directors may adopt such rules and procedures for the management of the Company not inconsistent with this Agreement or the Act. Any power not otherwise delegated pursuant to this Agreement or by the Board of Directors in accordance with the terms of this Agreement shall remain with the Board of Directors.
6.2    Number of Directors. The Board of Directors of the Company shall consist of eleven (11) Directors who shall be elected by the Members as follows:
Each Member agrees that such Member will vote all of its Interests at each election of Directors in favor of: (A) two (2) persons nominated by Iridium (each, an “Iridium Director”), for so long as Iridium holds at least 13% of the Fully Diluted Company Voting Interests (provided that (i) if Iridium ceases to hold at least 13% of the Fully Diluted Company Voting Interests, but holds at least 5% of the Fully Diluted Company Voting Interests, then Iridium shall be entitled to designate only one (1) Iridium Director); (B) five (5) persons nominated by NAV CANADA (each, a “NAV CANADA Director”), for so long as NAV CANADA US Subsidiary holds at least 35% of the Fully Diluted Company Voting Interests (provided that (i) if NAV CANADA US Subsidiary ceases to hold at least 35% of the Fully Diluted Company Voting Interests, but holds at least 30% of the Fully Diluted Company Voting Interests, then NAV CANADA shall be entitled to designate only four (4) NAV CANADA Directors, (ii) if NAV CANADA US Subsidiary ceases to hold at least 30% of the Fully Diluted Company Voting Interests, but holds at least 15% of the Fully Diluted Company Voting

Interests, then NAV CANADA shall be entitled to designate only three (3) NAV CANADA Directors, and (iii) if NAV CANADA US Subsidiary ceases to hold at least 15% of the Fully Diluted Company Voting Interests, but holds at least 5% of the Fully Diluted Company Voting Interests, then NAV CANADA shall be entitled to designate only one (1) NAV CANADA Director); (C) one (1) person nominated by Enav, for so long as Enav US Subsidiary holds at least 5% of the Fully Diluted Company Voting Interests (such person or any other person nominated by Enav to be a Director pursuant to this Section 6.2, an “Enav Director”); (D) one (1) person nominated by NATS, for so long as NATS US Subsidiary holds at least 5% of the Fully Diluted Company Voting Interests (such person or any other person nominated by NATS to be a Director pursuant to this Section 6.2, a “NATS Director”); (E) one (1) person nominated by IAA and Naviair, collectively, for so long as IAA US Subsidiary and Naviair Subsidiary collectively hold at least 5% of the Fully Diluted Company Voting Interests (such person or any other person nominated by IAA and Naviair, collectively, to be a Director pursuant to this Section 6.2, an “IAA/Naviair Director”, and together with the Enav Director and NATS Director, collectively or individually, pursuant to the terms hereof, referred to herein as the “Additional Investors Directors”); and (F) the Chief Executive Officer of the Company.
6.2.1    In the event that any of Iridium, NAV CANADA or any Additional Investor ceases to be entitled to designate any Iridium Director, NAV CANADA Director or any Additional Investors Director described in the foregoing clauses of this Section 6.2, each Member agrees that such Member will vote all of its Interests at each election of Directors in favor of one or more individuals nominated by a Majority-In-Interest of the Members to replace such Iridium Director, NAV CANADA Director or Additional Investors Director, as applicable.
6.2.2    Except as specifically set forth in this Agreement and subject to Section 6.12.3.1, the number of authorized Directors may be changed from time to time upon the approval of a majority of the members of the Board of Directors.
6.3    Tenure. The Iridium Directors shall serve until the earlier of their respective (i) removal and/or replacement by the Members, based upon Iridium’s nomination, in accordance with Section 6.2, (ii) resignation, or (iii) death. The NAV CANADA Directors shall serve until the earlier of their respective (i) removal and/or replacement by the Members, based upon NAV CANADA’s nomination, in accordance with Section 6.2, (ii) resignation, or (iii) death. The Additional Investors Director(s) shall serve until the earlier of their respective (i) removal and/or replacement by the Members, based upon the nomination by the applicable Additional Investor(s), in accordance with Section 6.2, (ii) resignation, or (iii) death. The Chief Executive Officer of the Company shall serve until the earlier of his or her respective (i) termination as the Chief Executive Officer of the Company for any reason or for no reason, (ii) removal or replacement by the Board of Directors of the Company, (iii) resignation, or (iv) death.
6.4    Resignation; Removal. A Director may resign at any time by giving written notice to the other Directors. The resignation of a Director shall take effect upon receipt of notice thereof or at such later time as shall be specified in such notice; unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective. A Director nominated by one or more Members pursuant to the terms of Section 6.2 may only be removed by those Members who appointed such Director in the first place.
6.5    Vacancies. Upon the resignation, retirement, death or removal of any Director, the Member who had the right to nominate such Director in the first place pursuant to Section 6.2 will designate a replacement Director.
6.6    Meetings.
6.6.1    Regular meetings of the Board of Directors shall be held at such times, mutually convenient places and dates as determined by the Board of Directors. The officers and other executives of the Company may attend meetings of the Board of Directors with the prior approval of the Board of Directors.
6.6.2    Directors may participate in a meeting through use of conference telephone or similar communication equipment, so long as all Directors participating in such meeting can hear one another. Such participation constitutes presence in person at such meeting.
6.6.3    Special meetings of the Board of Directors for any purpose may be called by any two (2) Directors.
6.6.4    Each Director shall receive notice of the date, time and place of all meetings of the Board of Directors at least ten (10) Business Days (twenty-four (24) hours if given personally by e-mail, or by facsimile; provided that if less than ten (10) Business Days’ notice is given, any matter voted upon at the meeting shall require the vote of at least one (1) NAV CANADA Director (to the extent there is a NAV CANADA Director), one (1) Iridium Director (to the extent there is an Iridium Director) and each Additional Investor Director (to the extent there is an Additional Investor Director)) before the meeting. Such notice shall be delivered in writing (which may be by e-mail, or by facsimile) to each Director. Such notice may be given by the Secretary of the Company or by the person or persons who called the meeting. Such notice shall specify the purpose of the meeting. Notice of any meeting of the Board of Directors need not be given to any Director who signs a waiver of notice of such meeting or a consent to holding the meeting, either before or after the meeting, or who attends the meeting without protesting prior to such meeting or at the commencement thereof. All such waivers, consents and approvals shall be filed with the records of the Company.
6.6.5    Meetings of the Board of Directors may be held at any place that has been designated in the notice of the meeting.
6.6.6    Any meeting of the Board of Directors, whether or not a quorum is present, may be adjourned to another time and place by the affirmative vote of at least a majority of the Directors present. If the meeting is adjourned for more than twenty-four (24) hours, notice of such adjournment to another time or place shall be given prior to the time of the adjourned meeting to the Directors who were not present at the time of the adjournment.
6.6.7    Any action required or permitted to be taken by the Board of Directors may be taken without a meeting of the Board of Directors, if the Directors required for taking such action consent in writing or by electronic transmission to such action; provided that notice of such action and written consent has been provided to all Directors. Such written consent or consents or transmission or transmissions shall be filed with the corporate records of the Company. Such action by written consent shall have the same force and effect as a vote of the Directors.
6.7    Quorum and Transaction of Business. The number of Directors that constitutes a quorum for the transaction of business at a properly noticed meeting of the Board of Directors shall be a majority of the number of Directors then in office; provided that a quorum shall include at least one (1) Director from at least three (3) out of the following four (4) categories: (a) one (1) Iridium Director (to the extent Iridium is entitled to nominate an Iridium Director), (b) one (1) NAV CANADA Director (to the extent NAV CANADA is entitled to nominate a NAV CANADA Director), (c) one (1) Enav Director (to the extent Enav is entitled to nominate an Enav Director), (d) one (1) IAA/Naviair Director (to the extent IAA and Naviair, collectively, are entitled to nominate an IAA/Naviair Director) and (e) one (1) NATS Director (to the extent NATS is entitled to nominate a NATS Director); provided, however, that if any meeting of the Board of Directors is adjourned or cancelled from failure to constitute a quorum due to the absence thereat of any such categories of Directors, then such meeting shall be rescheduled in accordance with this Agreement to a date not less than five (5) nor more than fifteen (15) days after the originally scheduled meeting, and in this case, the Members agree that the number of Directors who are present at such second meeting shall constitute a quorum for all purposes. Except as required by the Act or as otherwise set forth in this Agreement (including, without limitation, Section 6.12), the affirmative vote of at least a majority of the Directors then in office shall constitute the act of the Directors.
6.8    Directors Have No Exclusive Duty to Company. Notwithstanding any duty existing at law or in equity (including any fiduciary duties), the Directors shall not be required to manage the Company as their sole and exclusive function, and, subject to Section 5.10 of this Agreement, the Directors may have other business interests and may engage in other activities in addition to those relating to the Company. Neither the Company nor any Member shall have any right, by virtue of this Agreement, to share or participate in such other investments or activities of the Directors or to the income or proceeds derived therefrom.
6.9    Exculpation of Directors. Neither any Director nor any affiliate of any Director shall be liable to the Members for any act or failure to act pursuant to this Agreement, except where such act or failure to act constitutes a breach of this Agreement, gross negligence or willful misconduct and has not been expressly authorized by the Members. The Directors shall be entitled to rely upon the advice of legal counsel, the Accounting Firm and other experts, including financial advisors, and any act of or failure to act by the Directors in good faith reliance on such advice shall in no event subject the Directors or any such other person to liability to the Company or any Member.
6.10    Creation of Committees. The Board of Directors may create committees (including, without limitation, an audit committee) to assist the Board of Directors and the officers in the governance of areas of importance to the Company; provided that each such committee shall consist of at least one (1) Iridium Director (to the extent Iridium is entitled to nominate an Iridium Director), one (1) NAV CANADA Director (to the extent NAV CANADA is entitled to nominate a NAV CANADA Director), and one (1) Additional Investors Director (to the extent the Additional Investors are entitled to nominate an Additional Investors Director), unless such requirement is waived by Iridium, NAV CANADA or the Additional Investors, respectively, with respect to any such committee. Subject to the terms of this Agreement (including, without limitation, Section 6.12), such committees shall have such powers and perform such duties as may be prescribed by the resolution or resolutions creating such committees. Each member of any such committee shall be a Director.
6.11    Reimbursement of Expenses; D&O Insurance. The Company shall reimburse the Directors for all reasonable travel and accommodation expenses incurred in connection with the performance of their duties as Directors of the Company upon presentation of appropriate documentation therefor. The Company shall maintain after the date hereof a directors’ liability insurance policy that is reasonably acceptable to NAV CANADA.
6.12    Certain Actions Requiring Prior Approval of Certain Directors.
6.12.1    Notwithstanding anything to the contrary set forth herein and without limiting the general authority of the Board of Directors to manage the Company pursuant to Section 6.1 or the Act, the following actions and decisions, and all other actions and decisions necessary, advisable or appropriate in connection therewith, may only be taken or made at the direction, or with the approval or consent, of the Board of Directors, including the approval or consent of at least one (1) Iridium Director (to the extent there is an Iridium Director), one (1) NAV CANADA Director (to the extent there is a NAV CANADA Director) and each Additional Investor Director then holding a seat on the Board of Directors:
6.12.1.1    The consolidation, liquidation, winding up or Dissolution of the Company pursuant to Article 10 or any other Liquidation Event;
6.12.1.2    The sale of all of the Interests of the Company or a merger of the Company with another entity, unless immediately following the merger (i) the Members control a majority of the voting securities of the surviving entity, and (ii) the control of the surviving entity by the Members is governed by this Agreement or an agreement with substantially the same governance rights for the Member (a “Sale”);

6.12.1.3    The sale, transfer, lease or other disposition of all or substantially all the assets of the Company (an “Asset Transfer”);
6.12.1.4    The amendment, modification, waiver or repeal of any provision of this Agreement; and
6.12.1.5    Entering into an agreement to do any of the foregoing set forth in this Section 6.12.1.
6.12.2    Notwithstanding anything to the contrary set forth herein and without limiting the general authority of the Board of Directors to manage the Company pursuant to Section 6.1 or the Act, the following actions and decisions, and all other actions and decisions necessary, advisable or appropriate in connection therewith, may only be taken or made at the direction, or with the approval or consent, of at least sixty-six and two-thirds percent (66 2/3%) of the members of the Board of Directors present at a meeting, including (i) the approval or consent of at least one (1) Iridium Director (to the extent there is an Iridium Director), (ii) the approval or consent of at least one (1) NAV CANADA Director (to the extent there is a NAV CANADA Director) and (iii) the approval or consent of at least one (1) Additional Investors Director (to the extent there is an Additional Investors Director):
6.12.2.1    Change the Primary Business of the Company, enter new lines of business, or exit the current line of business;
6.12.2.2    Determining that an adjustment to Book Value for one of the events listed in Section (ii)a of the definition of Book Value is not necessary to reflect the relative economic interests of the Members in the Company.
6.12.2.3    Directing the Company to use a method of allocation other than the “remedial method” with respect to tax items attributable to any book-tax differences under Section 4.4; and
6.12.2.4    Entering into an agreement to do any of the foregoing set forth in this Section 6.12.2.
6.12.3    Notwithstanding anything to the contrary set forth herein and without limiting the general authority of the Board of Directors to manage the Company pursuant to Section 6.1 or the Act, the following actions and decisions, and all other actions and decisions necessary, advisable or appropriate in connection therewith, may only be taken or made at the direction, or with the approval or consent, of at least sixty-six and two-thirds percent (66 2/3%) of the members of the Board of Directors present at a meeting, including (i) until the Mandatory Iridium Redemption has occurred, the approval or consent of at least one (1) Iridium Director (to the extent there is an Iridium Director) and (ii) for so long as NAV CANADA US Subsidiary and its Affiliates collectively hold at least 40% of the Fully Diluted Company Voting Interests, at least one (1) NAV CANADA Director (to the extent there is a NAV CANADA Director):
6.12.3.1    Any change to the number of authorized Directors;
6.12.3.2    The issuance of any Interests or any Interest Equivalents by the Company;
6.12.3.3    The conversion of the Company into another type of entity, including any Reorganization Plan; and
6.12.3.4    Entering into an agreement to do any of the foregoing set forth in this Section 6.12.3.
6.12.4    Notwithstanding anything to the contrary set forth herein and without limiting the general authority of the Board of Directors to manage the Company pursuant to Section 6.1 or the Act, the following actions and decisions, and all other actions and decisions necessary, advisable or appropriate in connection therewith, may only be taken or made at the direction, or with the approval or consent, of (i) until the Mandatory Iridium Redemption has occurred, at least sixty-six and two-thirds (66 2/3%) of the members of the Board of Directors present at a meeting, including the approval or consent of at least one (1) Iridium Director (to the extent there is an Iridium Director) and at least one (1) NAV CANADA Director (to the extent there is a NAV CANADA Director), and (ii) following the completion of the Mandatory Iridium Redemption, at least a majority of the members of the Board of Directors present at a meeting; provided, however, that with respect to any approvals related to actions set forth in Section 6.12.4.4 occurring after the Mandatory Iridium Redemption, shall require at least a majority of the disinterested members of the Board of Directors:
6.12.4.1    The adoption of a new Budget or any material change to the Budget or any action that would reasonably be expected to result in any material deviation from the Budget;
6.12.4.2    The incurring or guaranteeing of any indebtedness by the Company not otherwise set forth in the Budget or pledging or encumbering any material assets of the Company;
6.12.4.3    The hiring or discharging of any executive officers of the Company;
6.12.4.4    The entering into, amendment or termination of any contract of the Company with any Member, officer, director, employee of the Company or their respective Affiliates; provided that, any employment agreement that does not provide for an annual salary exceeding $100,000 shall not require approval of the Board of Directors;

6.12.4.5    The amount and timing of distributions by the Company other than distribution of Accrued Dividends, if any; provided that, any payment of Accrued Dividends shall require the approval of one (1) Iridium Director unless all Hosting Cost Reimbursements under the Hosting Cost Reimbursement Agreement have been paid; provided further, that notwithstanding anything to the contrary in the foregoing provisos, the accrual of Accrued Dividends and the payment by the Company of Unpaid Dividends pursuant to Section 4.1.2 or upon IPO Conversion or Mandatory Redemption in accordance with the terms of this Agreement shall not be affected by the fact that the Hosting Cost Reimbursements have not been paid in full or any default, deferral or failure of payment of Hosting Cost Reimbursements exists or has occurred;
6.12.4.6    The adoption of, or amendment, modification, waiver or repeal of any provision of any incentive plan and the granting of, or the delegation of the power to grant, any rights under such plan; and
6.12.4.7    Entering into an agreement to do any of the foregoing set forth in this Section 6.12.4.
6.12.5    Notwithstanding anything to the contrary set forth herein and without limiting the general authority of the Board of Directors to manage the Company pursuant to Section 6.1 or the Act, the following actions and decisions, and all other actions and decisions necessary, advisable or appropriate in connection therewith, may only be taken or made at the direction, or with the approval or consent, of at least sixty-six and two-thirds (66 2/3%) of the members of the Board of Directors present at a meeting:
6.12.5.1    Any modifications to the composition of, responsibilities of or elimination of the Strategic Advisory Committee; provided that in no event shall such action be taken prior to February 14, 2019; and
6.12.5.2    Entering into an agreement to do any of the foregoing set forth in this Section 6.12.5.
6.12.6    Notwithstanding anything to the contrary set forth herein and without limiting the general authority of the Board of Directors to manage the Company pursuant to Section 6.1 or the Act, the following actions and decisions, and all other actions and decisions necessary, advisable or appropriate in connection therewith, may only be taken or made at the direction, or with the approval or consent, of at least a majority of the members of the Board of Directors present at a meeting, including the approval or consent of at least one (1) Iridium Director (to the extent there is an Iridium Director) and at least one (1) NAV CANADA Director (to the extent there is a NAV CANADA Director):
6.12.6.1    The entering into, amendment or termination of any customer contract of the Company having more favorable pricing terms than the contracts with customers in effect on the Third A&R Effective Date (or any contract that establishes pricing for new services provided to or by the Company); and
6.12.6.2    Entering into an agreement to do any of the foregoing set forth in this Section 6.12.6.
6.12.7    Notwithstanding anything to the contrary set forth herein and without limiting the general authority of the Board of Directors to manage the Company pursuant to Section 6.1 or the Act, the following actions and decisions, and all other actions and decisions necessary, advisable or appropriate in connection therewith, may only be taken or made at the direction, or with the approval or consent, of the Board of Directors present at a meeting, including the approval or consent of at least one (1) NAV CANADA Director (to the extent there is a NAV CANADA Director), for so long as NAV CANADA holds at least 30% of the Fully Diluted Company Voting Interests:
6.12.7.1    The selection of an appraiser to value the Company, any Interests or any Transferred Interest;
6.12.7.2    The valuation of assets of the Company in a liquidation or Dissolution;
6.12.7.3    The removal and replacement of liquidators for the Company;
6.12.7.4    Distributions or payments to a Member in redemption of his/her/its Interests, other than the Mandatory Redemption and the Mandatory Iridium Redemption; and
6.12.7.5    Entering into an agreement to do any of the foregoing set forth in this Section 6.12.7;
6.12.8    The following actions and decisions, and all other actions and decisions necessary, advisable or appropriate in connection therewith, may only be taken or made at the direction, or with the approval or consent, of the Board of Directors, including the approval or consent of at least one (1) NAV CANADA Director (to the extent there is a NAV CANADA Director), for so long as NAV CANADA holds at least 30% of the Fully Diluted Company Voting Interests:
6.12.8.1    Except as permitted under the Company’s investment policy (the “Investment Policy”), the Company making any loan or advance to, or owning any stock or other securities of, any subsidiary or other corporation, partnership, or other entity unless it is wholly owned by the Company;
6.12.8.2    Making any loan or advance to any Person, including, any employee or Director of the Company, except advances for business expenses and similar expenditures in the ordinary course of business;

6.12.8.3    Except as permitted under the Company’s Investment Policy, the Company making any acquisition of securities of a Person or all or a material amount of the assets of a business or Person for an aggregate consideration in excess of $25,000 or make any investment in securities or with any other Person in excess of $25,000;
6.12.8.4    Enter into or be a party to any transaction with any Director, officer or employee of the Company or any Affiliate or family member of any such Person;
6.12.8.5    Sell, transfer, license, pledge or encumber technology or intellectual property, other than licenses granted in the ordinary course of business, except for pledges or encumbrances in connection with the incurrence of debt by the Company approved in accordance with the terms of this Agreement;
6.12.8.6    Initiate or settle any material suit, claim or cause of action;
6.12.8.7    Appointment or change to the Accounting Firm or changes to the accounting policies and procedures of the Company; and
6.12.8.8    Entering into an agreement to do any of the foregoing set forth in this Section 6.12.8.
6.12.9    Notwithstanding any provisions of this Section 6.12 or any other provisions of this Agreement to the contrary, any amendment, or waiver with respect to, the rights or obligations of the Members under the Agreement that would affect any Member in a manner materially, adversely and disproportionately different from the effects of such amendment or waiver on the other Members will require the approval of such Member so materially, adversely and disproportionately affected. Without limiting the foregoing, and not withstanding Section 6.12.3.1, in no event shall the Company change the size of the Board of Directors so that it eliminates any Additional Investor’s right to nominate a Director or reduces Iridium’s or NAV CANADA’s right to nominate its Directors without the approval of the applicable Member.
ARTICLE 7
OFFICERS
7.1    Appointment of Officers. The Board of Directors may appoint the Chief Executive Officer and President of the Company, which may be the same person. The Board of Directors may delegate their day-to-day management responsibilities to the Chief Executive Officer and President, and such officers shall have the authority set forth in any enabling resolutions by the Board of Directors. The Chief Executive Officer may appoint the other officers of the Company (collectively, with the Chief Executive Officer and President, the “Company Officers”) that may include, but shall not be limited to: (a) one or more Executive Vice Presidents or Vice Presidents; (b) Secretary; and (c) Treasurer or Chief Financial Officer. The Chief Executive Officer may delegate his day-to-day management responsibilities to any such officers, and such officers shall have the authority so delegated. Each officer shall have the same fiduciary duties that such officer would have if the Company were a Delaware corporation and such officer were a corresponding officer of that corporation.
7.2    Tenure and Duties of Officers. The Chief Executive Officer and President shall hold office at the pleasure of the Board of Directors and until their successors shall have been duly elected and qualified, unless sooner removed. The Chief Executive Officer and President may be removed at any time by the Board of Directors. All officers, other than the Chief Executive Officer and President, shall hold office at the pleasure of the Chief Executive Officer and until their successors shall have been duly elected and qualified, unless sooner removed. Any such officer may be removed at any time by the Chief Executive Officer. If the office of any officer becomes vacant for any reason, the vacancy may be filled by the Board of Directors or the Chief Executive Officer, as applicable, in accordance with Section 7.1.
7.2.1    Duties of Chief Executive Officer. The Chief Executive Officer shall, subject to the control of the Board of Directors, have general supervision, direction and control of the business and officers of the Company. The Chief Executive Officer shall perform other duties commonly incident to a president of a Delaware corporation and shall also perform such other duties and have such other powers as the Board of Directors shall designate from time to time. The Chief Executive Officer, if nominated by any Member pursuant to Section 6.2, may be a Director.
7.2.2    Duties of President. The President shall preside at all meetings of the Members and of the Board of Directors, unless the Chairman of the Board of Directors or the Chief Executive Officer has been appointed and is present. Unless some other officer has been elected Chief Executive Officer of the Company, the President shall be the chief executive officer of the corporation and shall, subject to the control of the Board of Directors, have general supervision, direction and control of the business and officers of the Company. The President shall perform other duties commonly incident to his office and shall also perform such other duties and have such other powers as the Board of Directors shall designate from time to time.
7.2.3    Duties of Vice Presidents. The Vice Presidents may assume and perform the duties of the President in the absence or disability of the President or whenever the office of President is vacant. The Vice Presidents shall perform other duties commonly incident to a vice president of a Delaware corporation and shall also perform such other duties and have such other powers as the Board of Directors shall designate from time to time.
7.2.4    Duties of Secretary. The Secretary shall attend all meetings of the Members and the Board of Directors, and shall record all acts and proceedings thereof in the minute book of the Company. The Secretary shall give notice in conformity with this Agreement of all meetings of the Members and the Board of Directors requiring notice. The Secretary shall perform all other duties given him or her in this Agreement and other duties commonly incident to a secretary of a Delaware corporation and shall also perform such other duties and have such other powers as the

Board of Directors shall designate from time to time. The President may direct any Assistant Secretary to assume and perform the duties of the Secretary in the absence or disability of the Secretary, and each Assistant Secretary shall perform other duties commonly incident to the office of assistant secretary in a Delaware corporation and shall also perform such other duties and have such other powers as the Board of Directors, the Chief Executive Officer, or the President shall designate from time to time.
7.2.5    Duties of Chief Financial Officer or Treasurer. The Chief Financial Officer or Treasurer shall keep or cause to be kept the books of account of the Company in a thorough and proper manner, and shall render statements of the financial affairs of the Company in such form and as often as required by this Agreement, the Board of Directors or the President. The Chief Financial Officer or Treasurer, subject to the order of the Board of Directors, shall have the custody of all funds and securities of the Company. The Chief Financial Officer or Treasurer shall perform other duties commonly incident to the office of Chief Financial Officer or Treasurer in a Delaware corporation and shall also perform such other duties and have such other powers as the Board of Directors or the President shall designate from time to time. The President may direct any Assistant Treasurer to assume and perform the duties of the Chief Financial Officer or Treasurer in the absence or disability of the Chief Financial Officer or Treasurer, and each Assistant Treasurer shall perform other duties commonly incident to the office the Chief Financial Officer or Treasurer of a Delaware corporation and shall also perform such other duties and have such other powers as the Board of Directors, the Chief Executive Officer, or the President shall designate from time to time.
7.3    Tenure of Officers and Committee Members. The officers, committee members shall hold office at the pleasure of the Board of Directors.
7.4    Approval of Board of Directors. No officer of the Company shall cause the Company to take any action without the approval of the Board of Directors if such action would require the approval of the Board of Directors pursuant to the terms of this Agreement or otherwise if the Company were a Delaware corporation.
7.5    Strategic Advisory Committee. Each of Iridium, NAV CANADA, Enav, IAA, Naviair and NATS will appoint one lead member to serve on a Strategic Advisory Committee (the “Strategic Advisory Committee”), which shall advise and support the Chief Executive Officer and management team of the Company on the creation of the Company’s strategic plan, its long-term operating plan and the Budget for approval by the Company’s Board of Directors. The Strategic Advisory Committee shall be advisory in nature only and shall be subject to the terms of this Agreement. The Strategic Advisory Committee shall meet two (2) times per year, unless additional meetings are requested by the Company’s Chief Executive Officer. All actions, consents or approvals of the Strategic Advisory Committee shall require a majority of its members serving at the time such action, consent or approval is taken, which actions, consents or approvals may be carried out by telephone, facsimile or electronic mail or other means reasonably acceptable to the Company’s Board of Directors. If, on or after February 14, 2019, any Members find that the Strategic Advisory

Committee is interfering with the responsibilities of the Company’s Chief Executive Officer or the Board of Directors in a manner that is not beneficial for the working of the Company, then the Board of Directors may elect to modify the composition of, responsibilities of or eliminate the Strategic Advisory Committee with the approval or consent, of at least sixty-six and two-thirds percent (66 2/3%) of the members of the Board of Directors of the Company present at a meeting, as provided in Section 6.12.5.1.
ARTICLE 8
LIABILITY; INDEMNIFICATION
8.1    Limited Liability. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Members and the Directors of the Company shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member or Director of the Company.
8.2    Indemnification.
8.2.1    No Director or Company Officer of the Company shall be liable, in damages or otherwise, to the Company or any Member for any act or omission performed or omitted to be performed by it in good faith (except for fraud or willful misconduct) pursuant to the authority granted to such Director or Company Officer of the Company by this Agreement or by the Act.
8.2.2    To the fullest extent permitted by the laws of the State of Delaware and any other applicable laws, the Company shall indemnify and hold harmless the Directors and each Company Officer (each, an “Indemnitee”), from and against any and all losses, claims, demands, costs, damages, liabilities (joint or several), expenses of any nature (including reasonable attorneys’ fees and disbursements), judgments, fines, settlements and other amounts (“Damages”) arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which an Indemnitee may be involved, or threatened to be involved, as a party or otherwise, arising out of or incidental to the business of the Company, regardless of whether an Indemnitee continues to be a Director or an Company Officer or an agent of the Company at the time any such liability or expense is paid or incurred, except for any Damages based upon, arising from or in connection with any act or omission of an Indemnitee committed without authority granted pursuant to this Agreement or in bad faith or otherwise constituting fraud or willful misconduct.
8.2.3    Expenses (including reasonable attorneys’ fees and disbursements) incurred in defending any claim, demand, action, suit or proceeding, whether civil, criminal, administrative or investigative, subject to Section 8.2.2 hereof, may be paid (or caused to be paid) by the Company in advance of the final disposition of such claim, demand, action, suit or proceeding upon receipt of an undertaking by or on behalf of the Indemnitee to repay such amount if it shall ultimately be determined, by a court of competent jurisdiction from which no further appeal may be taken or the time for any appeal has lapsed (or otherwise, as the case may be), that the Indemnitee is not entitled to be indemnified by the Company as authorized hereunder or is not entitled to such expense reimbursement.
8.2.4    Any indemnification hereunder shall be satisfied only out of the assets of the Company, and the Members shall not be subject to personal liability by reason of these indemnification provisions.
8.2.5    The indemnification provided by this Section 8.2 shall be in addition to any other rights to which each Indemnitee may be entitled under any agreement or vote of the Members, as a matter of law or otherwise, both as to action in the Indemnitee’s capacity as a Member or as an officer, director, employee, shareholder, member or partner of a Member or of an Affiliate, and shall inure to the benefit of the heirs, successors, assigns, administrators and personal representatives of the Indemnitee.
8.2.6    The Company may purchase and maintain insurance on behalf of one (1) or more Indemnitees and other Persons against any liability which may be asserted against, or expense which may be incurred by, any such Person in connection with the Company’s activities, whether or not the Company would have the power to indemnify such Person against such liability under the provisions of this Agreement.
8.2.7    An Indemnitee shall not be denied indemnification in whole or in part under this Section 8.2 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.
8.2.8    The provisions of this Section 8.2 are for the benefit of each Indemnitee and its heirs, successors, assigns, administrators and personal representatives, and shall not be deemed to create any rights for the benefit of any other Persons.
ARTICLE 9
ACCOUNTING
9.1    Fiscal Year. The fiscal year and taxable year of the Company (the “Fiscal Year”) shall be the calendar year, unless the Board of Directors in its discretion designates a different Fiscal Year.
9.2    Books and Accounts.
9.2.1    Complete and accurate books and accounts shall be kept and maintained for the Company at its principal place of business or at such other place as designated by the Board of Directors. Such books and accounts shall be kept on the cash or accrual basis, as the Board of Directors may select in accordance with GAAP and shall include separate accounts for each Member. A list of the names and addresses of the Members shall be maintained as part of the books and records of the Company. The books, records and accounts of the Company shall reflect the

Company’s operations, income, gain, loss, cost, deduction, liability, assets and equity. The books and records of the Company shall be audited annually by the Accounting Firm.
9.2.2    All funds received by the Company shall be deposited in the name of the Company in such bank account or accounts as the Board of Directors may designate from time to time, and withdrawals therefrom shall be made upon the signature of the authorized signatory on behalf of the Company as the Board of Directors may designate from time to time. All deposits and other funds not needed in the operation of the Company’s business may, in the discretion of the Board of Directors, be invested as determined to be appropriate by the Board of Directors.
9.3    Tax Matters Partner; Partnership Representative.
9.3.1    Tax Matters Partner. With respect to periods not governed by changes to the Code enacted by the Bi-partisan Budget Act of 2015, Iridium shall serve as the “tax matters partner” for purposes of Section 6231 of the Code, provided that the tax matters partner shall be subject to the control of the Board of Directors and shall not undertake any action, including those expressly authorized under the Code and Treasury Regulations relating to the authority of a tax matters partner, unless expressly authorized by the Board of Directors. The tax matters partner will notify the Board of Directors promptly after the receipt of notice of commencement of any audit or other proceeding involving the Company, and the Board of Directors, NAV CANADA US Subsidiary and Iridium (to the extent that it is no longer tax matters partner) shall be entitled to participate fully in any such audit or other proceeding involving the Company. The Board of Directors may appoint a new tax matters partner at any time in its sole discretion. Promptly following the written request of the tax matters partner, the Company shall, to the fullest extent permitted by law, reimburse and indemnify the tax matters partner for all reasonable expenses, including reasonable legal and accounting fees, claims, liabilities, losses and damages incurred by the tax matters partner in connection with any administrative or judicial proceeding with respect to the tax liability of the Members.
9.3.2    Partnership Representative. With respect to periods governed by the Code as amended by the Bi-partisan Budget Act of 2015, Iridium or a person designated (and approved by the Board of Directors) by it is hereby designated the “Partnership Representative” (as defined in Section 6223 of the Code, as amended by the Bi-partisan Budget Act of 2015 (“BBA Amendments”)) and is authorized and required to represent the Company (at the Company’s expense), subject to the direction and supervision of the Board of Directors and the restrictions set forth in this Section 9.3.2, in connection with all examinations of the Company’s affairs by tax authorities, including any resulting administrative and judicial proceedings, and to expend Company funds for professional services reasonably incurred in connection therewith. The Partnership Representative shall have the sole authority to act on behalf of the Company for purposes of the BBA Amendments and comparable provisions of state or local income tax laws. The Board of Directors may appoint a new Partnership Representative at any time in its sole discretion. Each Member and former Member that held any Interest during the reviewed Fiscal Year (an “Interested

Member”) agrees to cooperate reasonably with the Company and to do or refrain from doing any or all things reasonably requested by the Company with respect to the conduct of such proceedings. The Partnership Representative shall inform the Interested Members within 30 days of the initiation of an audit, examination or other proceeding by a tax authority and shall keep the Interested Members reasonably informed of the progress of any examinations, audits or other proceedings, shall provide the Interested Members with information on a full and timely basis, and shall not settle any examination or controversy concerning the Company’s affairs by tax authorities that could reasonably be expected to materially and adversely affect any Interested Member without the written consent of such Interested Member, which consent shall not be unreasonably withheld or delayed.
9.3.3     Minimizing the Impact of Adjustments. To the extent allowable under the BBA Amendments and subject to the direction and approval of the Board of Directors, the Partnership Representative shall use its reasonable best efforts to minimize the financial burden of any partnership adjustment to each Interested Member, through the application of the procedures established pursuant to Code Section 6225(c) or through an election and the furnishing of statements pursuant to Code Section 6226, provided that the Partnership Representative shall not make an election and furnish statements pursuant to Code Section 6226 if doing so would preclude a contest of any partnership adjustment that was approved pursuant to this Section 9.3.2; and provided further, that the Interested Member provides the Company with all required or necessary information and statements.
9.3.4    Financial Burden of Tax Adjustments. The financial burden of any imputed underpayment and associated interest, adjustments to tax and penalties arising from a partnership adjustment that are imposed on the Company, and the cost of contesting any such partnership adjustment, shall be borne by the Interested Members based on their Interests during the reviewed Fiscal Year, as reasonably determined by the Board of Directors in accordance with this Section 9.3.4.
(a)    Such apportionment shall be based on the manner in which the Interested Members shared the adjusted tax items for the reviewed year and taking into account the extent to which the Company’s imputed underpayment was modified by adjustments under Section 6225(c) (to the extent approved by the IRS) and attributable to (i) a particular Interested Member’s tax classification, tax rates, tax attributes, the character of tax items to which the adjustment relates, and similar factors, or (ii) the Interested Member’s filing of an amended return for the Interested Member’s taxable year that includes the end of the Company’s reviewed year and payment of required tax liability in a manner that complies with Section 6225(c)(2). To the extent an imputed underpayment results from the reallocation of the distributive share of any Company tax item from one Interested Member to another, the Interested Member(s) whose shares of any item of income or gain are increased, or whose shares of any item of loss, deduction or credit are decreased, shall be treated as bearing the economic burden of such imputed underpayment.

(b)    If the Company incurs an obligation to pay directly any amount in respect of taxes with respect to amounts allocated or distributed to one or more Members, including but not limited to withholding taxes imposed on any Member’s or former Member’s share of the Company gross or net income and gains (or items thereof), income taxes, and any interest, penalties or additions to tax (“Tax Liability”), or if the amount of a payment or distribution of cash or other property to the Company is reduced as a result of withholding by other parties in satisfaction of any such Tax Liability, then:

(i)    all payments by the Company in satisfaction of such Tax Liability and all reductions in the amount of a payment or distribution that the Company otherwise would have received shall be treated, pursuant to this Section 9.3.4(b)(i), as distributed to those Interested Members to which the related Tax Liability is attributable; and

(ii)    either (x) notwithstanding any other provision of this Agreement, subsequent distributions to the Members shall be adjusted by the Company in an equitable manner so that, to the extent feasible, the burden of taxes withheld at the source or paid by the Company is borne by those Members to which such Tax Liabilities are attributable; or (y) the Company in its sole discretion may cause any amount treated pursuant to Section 9.3.4(b)(i) as distributed to any Interested Member at any time that exceeds the amount, if any, of distributions to which such Interested Member is then entitled under this Agreement to be treated as a loan to such Interested Member, and the Company shall give prompt written notice to such Interested Member of the amount of such loan.

(c)    Each Member covenants and agrees, for itself and its successors and assigns, to repay any loan described in Section 9.3.4(b)(ii) not later than thirty (30) days after the Company delivers a written demand for such repayment (whether before or after the withdrawal of such Member from the Company or the dissolution of the Company). If any such repayment is not made within such thirty-day (30-day) period, the loan shall bear interest at the Prime Rate for the entire period commencing on the date on which the Company paid such amount and ending on the date on which the loan is repaid to the Company together with all accrued but previously unpaid interest, and the Company, at the discretion of the Chief Executive Officer, may collect such unpaid amounts (including interest) from any distributions that otherwise would be made by the Company to such Interested Member, treating the amount so collected as having been distributed to such Interested Member.

9.3.5    Indemnification of Partnership Representative. Promptly following the written request of the Partnership Representative, the Company shall, to the fullest extent permitted by law, reimburse and indemnify the Partnership Representative for all reasonable expenses, including reasonable legal and accounting fees, claims, liabilities, losses and damages incurred by the tax matters partner in connection with any administrative or judicial proceeding with respect to the tax liability of the Interested Members.
9.3.6    Survival. This Section 9.3 and each Member’s obligations hereunder shall survive such Member’s ceasing to be a Member in the Company, any transfer of a Member’s Interest, and/or the termination, dissolution, liquidation and winding up of the Company.

9.4    Tax Reports. No less than forty-five (45) days prior to the extended due date for the filing of the Company’s income tax return for each taxable year of the Company, the Company will provide to each Member a Form 1065 (Schedule K-1) reflecting the Member’s share of income, loss, credit and deductions for such taxable year. No more than sixty (60) days after the end of the Company’s tax year, the Company will provide to each Member K-1 estimates. On a periodic basis, the Company shall provide any information reasonably required by the Members, as determined by the Board of Directors, in order to comply with estimated tax requirements.
9.5    Reserves. Reasonable cash reserves may be established from time to time by the Chief Financial Officer or Treasurer, with the approval of the Board of Directors.
9.6    Company Funds. The Company may not commingle the Company’s funds with the funds of any Member, or the funds of any Relation or Affiliate of any Member.
ARTICLE 10
DISSOLUTION; TERMINATION; SALE; CONVERSION
10.1    Dissolution.
10.1.1    The Company shall survive in perpetuity and shall not be dissolved except upon the approval of the Board of Directors and any Member approval required under this Agreement, or at any time there are no members of the Company, unless the Company is continued without dissolution in accordance with the Act, or upon a judicial decree of dissolution (a “Dissolution”). Dissolution of the Company shall be effective on the date of such event (unless otherwise specified in such approval), but the Company shall not terminate until the assets of the Company shall have been distributed as provided herein and a certificate of cancellation of the Company has been filed with the Secretary of State of the State of Delaware.
10.1.2    On Dissolution of the Company, a Person shall be designated by the Board of Directors to act as liquidator(s) (who shall be a liquidating trustee within the meaning of the Act). The liquidator(s) shall proceed diligently to wind up the affairs of the Company and make final distributions as provided herein and in the Act. The costs of liquidation shall be borne as a Company expense. Until final distribution, the liquidator(s) shall continue to operate the Company properties with all of the power and authority of Members and the Board of Directors; provided, however, that such liquidator(s) may be removed and replaced at any time and for any reason by the Board of Directors. The steps to be accomplished by the liquidator(s) are as follows:
10.1.2.1    The liquidator(s) shall pay, satisfy or discharge from Company funds all of the debts, liabilities and obligations of the Company (including, without limitation, all expenses incurred in liquidation) or otherwise make adequate provision for payment and discharge thereof (including, without limitation, the establishment of a cash fund for contingent liabilities in such amount and for such term as the liquidator may reasonably determine).

10.1.2.2    Thereafter, all remaining assets of the Company shall be distributed to the Members in the manner and priority set forth in Section 4.1.2 of this Agreement.
10.1.3    On completion of the distribution of Company assets as provided herein, the Company is terminated, and shall conduct only such activities as are necessary to wind up its affairs. The liquidator shall file a certificate of cancellation with the Secretary of State of the State of Delaware, cancel any other relevant filings and take such other actions as may be necessary to terminate the Company.
10.2    Merger or Sale of Interests. In the event that the Board of Directors determines that it would be in the best interests of the Members to complete a Sale, the Board of Directors shall adopt a plan of merger or sale (the “Sale Plan”) to effectuate such transaction. If the requisite approval of the Members under this Agreement is obtained for such Sale Plan, then subject to this Section 10.2, each Member shall take whatever reasonable action is required under such Reorganization Plan to effect the transactions contemplated therein. Except as otherwise provided in a duly approved Sale Plan, in connection with such transaction each Member shall participate in the proceeds of such transaction in the manner and priority set forth in Section 4.1.2.
10.2.1    Notwithstanding the foregoing, the NAV CANADA US Subsidiary shall have the right in any transaction that otherwise would involve a disposition of all or a portion of the NAV CANADA US Subsidiary’s Interests to elect that the NAV CANADA US Subsidiary Stockholder sell all or a corresponding portion, as applicable, of its NAV CANADA US Subsidiary stock to the prospective buyer in lieu of a sale of the NAV CANADA US Subsidiary’s Interests.
10.3    Conversion to Corporate Form. In the event that the Board of Directors determines that it would be advisable for the Company to convert or reorganize into the corporate form of organization, the Board of Directors shall, on behalf of the Company, formulate a plan of conversion or reorganization (the “Reorganization Plan”) to effectuate such conversion. The Reorganization Plan shall only be approved by the Board of Directors to the extent that it is tax efficient for the Members. If the requisite Member approval is obtained for such Reorganization Plan, then subject to this Section 10.3, each Member shall take whatever reasonable action is required under such Reorganization Plan to effect the transactions contemplated therein. Except as otherwise provided in a duly approved Reorganization Plan, in such conversion:
10.3.1    Subject to Section 10.3.3, if such Reorganization Plan is other than in connection with an initial public offering of the Company, then:
10.3.1.1    Each Member shall receive, with respect to such Member’s Preferred Interests, convertible and redeemable preferred stock of the successor corporation equivalent to the fully-diluted Interests represented by such Member’s Preferred Interests immediately prior to the conversion and having a liquidation preference equal to the sum of such Member’s Unreturned Capital plus such Member’s accrued and unpaid Accrued Dividend, if any, as of such time, but, after satisfaction of such liquidation preference, no right to receive participating distributions along with the common stock on an as-converted basis;
10.3.1.2    Each Member shall receive, with respect to such Member’s Non-Voting Preferred Interests, non-voting preferred stock, with substantially the same rights and restrictions as set forth in the applicable Addendum of Designation, of the successor corporation equivalent to the fully-diluted Interests represented by such Member’s Preferred Interests immediately prior to the conversion and having a liquidation preference equal to the sum of such Member’s Unreturned Capital plus such Member’s accrued and unpaid Accrued Dividend, if any, as of such time, but, after satisfaction of such liquidation preference, no right to receive participating distributions along with the common stock on an as-converted basis;
10.3.1.3    Each Member shall receive, with respect to such Member’s Common Interests, common stock of the successor corporation having the same fully-diluted percentage of rights to dividends and other distributions and rights to participate in the proceeds of any sale of shares equivalent to the fully-diluted Interests represented by such Member’s Common Interests immediately prior to the conversion, provided that, any such right shall be reduced or otherwise subordinated to preferred stock of the successor corporation; and
10.3.1.4    Each Member shall receive with respect to such Member’s Interests: (A) relative voting rights equivalent to those of such Interests; (B) the same restrictions on transfer as were applicable to such Interests prior to the conversion; (C) the same vesting, forfeiture and repurchase restrictions as were applicable to such Interests prior to the conversion; and (D) any other rights or restrictions as were applicable to such Interests prior to the conversion.
10.3.2    Subject to Section 10.3.3, if such Reorganization Plan is in connection with an initial public offering of the Company or a successor entity to the Company (the “IPO Entity”), then each Member will receive common stock (or comparable equity securities) of the IPO Entity equal to the number of shares of common stock such Member holding Non-Voting Preferred Interests, Preferred Interests or Common Interests would have received pursuant to Section 10.3.1.1 (upon conversion of such preferred stock issued pursuant thereto, and any Accrued Dividend shall be paid to such Members upon such conversion pursuant to Section 5.4.4) and 10.3.1.2, respectively. The voting rights, transfer restrictions, information rights and investor rights applicable to the Members after any such conversion in connection with an initial public offering shall be as set forth in this Agreement, or as otherwise approved by the Board and the Members in accordance with this Agreement.
10.3.3    Notwithstanding the foregoing, in the event of a conversion to corporate form, whether or not in connection with an initial public offering, NAV CANADA US Subsidiary shall have the right to effect a transaction that is treated as the contribution of NAV CANADA US Subsidiary stock by NAV CANADA US Subsidiary Stockholder to the successor corporation or IPO Entity, with the result that NAV CANADA US Subsidiary Stockholder shall hold directly interests in the successor corporation or IPO Entity, as applicable, and shall have the same rights, and be subject to the same restrictions, as NAV CANADA US Subsidiary would under Section 10.3.1 or Section 10.3.2 if NAV CANADA US Subsidiary stock were not contributed; provided that, to the extent practicable, NAV CANADA’s rights under this Section 10.3.3 shall be implemented in a manner that does not result in materially adverse tax consequences for the other Members.
ARTICLE 11
TRANSFER RESTRICTIONS
11.1    In General.
11.1.1    Each Member agrees not to make any Transfer of all or any Interests in the Company in contravention to the provisions of this Article 11, except that Transfers to a Permitted Transferee shall be permitted to the extent such Transfer(s) do not create a termination under Section 708(b)(1)(B) of the Code.
11.1.1.1    For an individual Member, a “Permitted Transferee” is such Member’s Relations or any entity established by such Member solely for the benefit of such Member and such Member’s Relations. For all Members acting substantially concurrently or collectively, “Permitted Transferee” will also include a parent holding company that will own 100% of the Interests and in turn will be owned by the Members.
11.1.1.2    For a Member that is not an individual, a “Permitted Transferee” is another entity that is an Affiliate of such Member.
11.1.2    Any attempted Transfer by any Person of an interest or right, or any part thereof, in or in respect of the Company other than in accordance with this Article 11 shall be, and is hereby declared, null and void ab initio.
11.1.3    A Person to whom an interest in the Company is transferred in accordance with this Agreement has the right to be admitted to the Company as a Member only upon execution by the transferee of such instruments as the Board of Directors, may deem necessary or advisable to effect the admission of such transferee as a Member, including, without limitation, the written acceptance and adoption by such transferee of the provisions of this Agreement and any other agreement to which the transferring Member is bound with respect to the transferred interest.
11.2    Right of First Refusal.
11.2.1    Except for a Transfer to a Permitted Transferee, no Member shall Transfer any of the Interests or any right or interest therein except by a Transfer which meets the requirements hereinafter set forth in this Section 11.2:
11.2.1.1    If any Member (the “ROFR Seller”) desires to Transfer any of his/her/its Interests, then such Member shall first give written notice thereof to the Company (the

“First ROFR Sale Notice”). The First ROFR Sale Notice shall name the proposed transferee and state the amount of Interests to be transferred, the proposed consideration, and all other terms and conditions of the proposed Transfer.
11.2.1.2    For forty-five (45) days following receipt of the First ROFR Sale Notice, the Company shall have the option to purchase all (but not less than all) of the Interests specified in the notice at the price and upon the terms set forth in such notice; provided, however, that, with the consent of the ROFR Seller, the Company shall have the option to purchase a lesser portion of the Interests specified in the First ROFR Sale Notice at the price and upon the terms set forth therein. In the event the Company elects to purchase all of the Interests or, with consent of the ROFR Seller, a lesser portion of the Interests, it shall give written notice to the ROFR Seller of its election and settlement for said Interests shall be made as provided below.
11.2.1.3    The Company may not assign its rights hereunder.
11.2.1.4    In the event the Company elects to acquire any of the Interests of the ROFR Seller as specified in the First ROFR Sale Notice, the Company shall so notify the ROFR Seller and settlement thereof shall be made in cash within forty-five (45) days after the Company receives the First ROFR Sale Notice; provided that if the terms of payment set forth in the First ROFR Sale Notice were other than cash against delivery, the Company shall pay for said Interests on the same terms and conditions set forth in the First ROFR Sale Notice but in any event, settlement thereof shall be made within forty-five (45) days after the Company receives the First ROFR Sale Notice.
11.2.1.5    In the event that the Company does not elect to acquire all of the Interests specified in the First ROFR Sale Notice, the ROFR Seller shall promptly give written notice (the “Second ROFR Sale Notice”) to the other Members holding Voting Interests, which shall set forth the amount of Interests not purchased by the Company and which shall include the terms of notice set forth in the First ROFR Sale Notice. Each other Member holding Voting Interests shall then have the right, exercisable upon written notice to the ROFR Seller (the “ROFR Buy Notice”) within thirty (30) days after the receipt of the Second ROFR Sale Notice, to purchase its pro rata portion of the Interests subject to the Second ROFR Sale Notice and on the same terms and conditions as set forth therein. The Members holding Voting Interests who so exercise their rights shall effect the purchase of the Interests, including payment of the purchase price, not more than fifteen (15) days after delivery of the ROFR Buy Notice. Each other Member holding Voting Interests shall be entitled to assign the rights under this Section 11.2 to any Affiliates of such Member.
11.2.1.6    In the event that not all of the other Members holding Voting Interests elect to purchase their pro rata share of the ROFR Seller’s Interests specified in the Second ROFR Sale Notice, then the ROFR Seller shall give written notice to each of the Members holding Voting Interests who so exercised their rights to purchase their pro rata portion (the “Participating Members”) within twenty (20) days following the expiration of the period of time for such Members holding Voting Interests to send the ROFR Buy Notice (the “Overallotment Notice”), which shall set forth the amount of Interests not purchased by the Company and the other Members holding Voting Interests, and shall offer such Participating Members the right to acquire such unsubscribed Interests. Each Participating Member shall have five (5) days after receipt of the Overallotment Notice to deliver a written notice to the ROFR Seller (the “Participating Members Overallotment Notice”) indicating the amount of unsubscribed Interests that such Participating Member desires to purchase, and each such Participating Member shall be entitled to purchase such amount of unsubscribed Interests on the same terms and conditions as set forth in the Second ROFR Sale Notice. In the event that the Participating Members desire, in the aggregate, to purchase in excess of the total amount of available unsubscribed Interests, then the amount of unsubscribed Interests that each Participating Member may purchase shall be reduced on a pro rata basis. The Participating Members shall then effect the purchase of the ROFR Seller’s Interests, including payment of the purchase price, not more than five (5) days after delivery of the Participating Members Overallotment Notice.
11.2.1.7    In the event the Company does not elect to acquire all of the Interests specified in the First ROFR Sale Notice, the other Members holding Voting Interests do not elect to acquire all of the Interests specified in the Second ROFR Sale Notice and the Participating Members do not elect to acquire all of the Interests specified in the Overallotment Notice, the ROFR Seller may, within the 60-day period following the expiration of the option rights granted to the Company, the other Members holding Voting Interests and the Participating Members herein, Transfer the Interests specified in the Overallotment Notice which were not acquired by either the Company, the other Members holding Voting Interests or the Participating Members as specified in the Overallotment Notice. All Interests so sold by said ROFR Seller shall continue to be subject to the provisions of this Agreement in the same manner as before said Transfer.
11.2.2    Any attempted Transfer by any Person of an interest or right, or any part thereof, in or in respect of the Company other than in accordance with this Section 11.2 shall be, and is hereby declared, null and void ab initio. The obligations under this Section 11.2 shall terminate upon the occurrence of a Qualified IPO or the consolidation, liquidation, winding up or Dissolution of the Company pursuant to Article 10.
ARTICLE 12
OTHER INVESTOR RIGHTS
12.1    NAV CANADA Protective Provisions.
12.1.1    Notwithstanding anything in this Agreement to the contrary, the Company will not take any of the following actions without the prior written approval of NAV CANADA US Subsidiary, for so long as NAV CANADA US Subsidiary and its Affiliates collectively hold Preferred Interests equal to at least 5% of the Fully Diluted Company Voting Interests:

12.1.1.1    any consolidation, liquidation, winding up or Dissolution of the Company pursuant to Article 10 or any other Liquidation Event;
12.1.1.2    any amendment, modification, waiver or repeal of any provision of this Agreement;
12.1.1.3    any creation or authorization of or issuance or authorization of the issuance of any other security of the Company, including any security convertible into or exercisable for any equity security, having rights, preferences or privileges senior to or pari passu with the Preferred Interests;
12.1.1.4    the purchase of or redemption of or making of any distribution (other than in accordance with, and as permitted by, this Agreement) on account of any equity of the Company in priority to or pari passu with any Accrued Dividends, other than securities or other interests repurchased from former employees or consultants in connection with the cessation of their employment/services at fair market value;
12.1.1.5    any Asset Transfer;
12.1.1.6    any Sale;
12.1.1.7    the change to the number of authorized Directors;
12.1.1.8    incurring or guaranteeing of any material indebtedness by the Company;
12.1.1.9    the adoption of, or amendment, modification, waiver or repeal of any provision of the Plan;
12.1.1.10    any registration of Common Interest or any equity securities of the Company (or any successor entity, including the IPO Entity) into which the Common Interests are convertible or exchangeable under the Securities Act or any other securities laws in any applicable jurisdictions pursuant to which the Company or any such successor entity proposes to conduct an initial public offering; and
12.1.1.11    entering into an agreement to do any of the foregoing set forth in this Section 12.1.1.
12.2    Information Rights.
12.2.1    The Company shall, and shall cause each of its officers, Directors, employees, Accounting Firm, Affiliates and other representatives to provide Iridium, NAV CANADA US Subsidiary, Enav US Subsidiary, IAA US Subsidiary, Naviair Subsidiary, NATS US Subsidiary and each holder of more than 10% of the Fully Diluted Company Voting Interests, and their and its respective officers, directors, employees, accountants, Affiliates and representatives (the “Information Rights Holders”), reasonable access during normal business hours to the Company’s officers, Directors, employees, agents, properties, offices, books, contracts, reports, records, personnel and other facilities, and give them access to, such documents, financial date, records and information of the Company as Iridium, NAV CANADA US Subsidiary and any such holder of more than 10% of the Fully Diluted Company Voting Interests from time to time may reasonably request.
12.2.2    The Company will provide Iridium, NAV CANADA US Subsidiary and the Additional Investors Subsidiaries with the following materials for review:
12.2.2.1    Prior to the filing thereof, the Company’s federal and state income tax returns (and relevant schedules); and
12.2.2.2    Any proposed amendment to or revision of the Budget.
12.2.3    The Company will provide each Information Rights Holder with the following materials for review:
12.2.3.1    As soon as practicable after the end of the first, second and third quarterly accounting periods in each Fiscal Year of the Company and in any event within forty-five (45) days thereafter, a consolidated balance sheet of the Company and its subsidiaries as of the end of such quarterly period, and consolidated statements of income and cash flow of the Company and its subsidiaries for the current Fiscal Year to date, in each case prepared in accordance with GAAP (other than for accompanying notes and subject to changes resulting from normal year-end audit adjustments) and setting forth in each case in comparative form the figures for the same periods of the previous Fiscal Year, all in reasonable detail and signed by the principal financial or accounting officer of the Company;
12.2.3.2    As soon as practicable after the end of each Fiscal Year, and in any event within one hundred twenty (120) days thereafter, an audited consolidated balance sheet of the Company and its subsidiaries as of the end of such Fiscal Year, and consolidated statements of income and cash flow of the Company and its subsidiaries for such Fiscal Year, prepared in accordance with GAAP and setting forth in each case in comparative form the figures for the previous Fiscal Year, all in reasonable detail and audited by the Accounting Firm;
12.2.3.3    As soon as practicable, copies of the package distributed to the Board of Directors in connection with meetings of the Board of Directors; and
12.2.3.4    As soon as practicable upon request, such other information as such Information Rights Holder may request from time to time in connection with such Information Rights Holder’s public reporting requirements.

12.3    Drag Along Right. In the event the Members holding at least 85% of Voting Interests (the “Drag Along Holders”) determine to sell or otherwise dispose of all or substantially all of the assets of the Company or all or fifty percent (50%) or more of the Voting Interests, in each case in a transaction constituting a change in control of the Company, to any non-Affiliate(s) of the Company or any of the Drag Along Holders, or to cause the Company to merge with or into or consolidate with any non-Affiliate(s) of the Company or any of the Drag Along Holders (in each case, the “Drag Along Buyer”) in a bona fide negotiated transaction (a “Drag Along Sale”), each of the Members, including any of its successors as contemplated herein, shall be obligated to and shall upon the written request of the Drag Along Holders:
(a)    sell, transfer and deliver, or cause to be sold, transferred and delivered, to the Drag Along Buyer, its Interests on substantially the same terms applicable to the Drag Along Holders; and
(b)    execute and deliver such instruments of conveyance and transfer and take such other action, including voting such Interests, if applicable, in favor of any Drag Along Sale proposed by the Drag Along Holders and executing any purchase agreements, merger agreements, indemnity agreements, escrow agreements or related documents, as the Drag Along Holders or the Drag Along Buyer may reasonably require in order to carry out the terms and provisions of this Section 12.3, provided that NAV CANADA US Subsidiary shall have the right to elect that NAV CANADA US Subsidiary Stockholder participate in the Drag-Along Sale by selling its NAV CANADA US Subsidiary stock (and/or the equity of any direct or indirect corporate parent of NAV CANADA US Subsidiary whose only asset is ownership of NAV CANADA US Subsidiary) to the prospective buyer in lieu of a transfer of NAV CANADA US Subsidiary’s Interests thereto, and the purchase price payable by the prospective buyer for such NAV CANADA US Subsidiary stock shall be equal to the price that would have been payable in the Drag Along Sale with respect to NAV CANADA US Subsidiary’s Interests. The obligations under this Section 12.3 shall terminate upon the occurrence of a Qualified IPO or the consolidation, liquidation, winding up or Dissolution of the Company pursuant to Article 10.
12.4    Tag-Along Rights. If at any time during the term of this Agreement, any transfer of Interests to a person other than a Member (and other than a Permitted Transferee) is permitted pursuant to Section 11.2 or otherwise (a “Tag-Along Sale” and the Member proposing such transfer, a “Tag-Along Seller”), then at least twenty (20) days prior to the date proposed for such Tag-Along Sale, the Tag-Along Seller shall provide to each other Member holding Voting Interests and to NAV CANADA US Subsidiary Stockholder a notice (the “Tag-Along Notice”) stating the terms and conditions of such proposed Tag-Along Sale (including the amount of Interests to be transferred, the kind and amount of consideration to be paid for such Interests and the name of the proposed purchaser) and offer the other Members holding Voting Interests the opportunity to participate in such Tag-Along Sale in accordance with this Section 12.4 on the same economic terms and conditions as the Tag-Along Seller; provided that any indemnities to be provided by the Members shall be on a several, and not joint, basis; provided further that this Section 12.4 shall not apply to any transfer pursuant to any agreement or plan of merger or combination that is approved by the Board of

Directors; provided further that NAV CANADA US Subsidiary shall have the right to elect that NAV CANADA US Subsidiary Stockholder participate in the Tag-Along Sale by selling its NAV CANADA US Subsidiary stock (and/or the equity of any direct or indirect corporate parent of NAV CANADA US Subsidiary whose only asset is ownership of NAV CANADA US Subsidiary) to the prospective buyer in lieu of a transfer of NAV CANADA US Subsidiary’s Interests thereto, and the purchase price payable by the prospective buyer for such NAV CANADA US Subsidiary stock shall be equal to the price that would have been payable in the Tag-Along Sale with respect to NAV CANADA US Subsidiary’s Interests.
12.4.1    Within ten (10) Business Days of its receipt of the Tag-Along Notice, each Member holding Voting Interests that has elected (each such electing Member, a “Tagging Member”) to participate in the Tag-Along Sale shall notify the Tag-Along Seller and the Company of its election. Each Tagging Member shall have the right to transfer to the proposed purchaser up to its pro rata share of the Interests being sold in the Tag Along Sale.
12.4.2    Any notification by a Tagging Member pursuant to Section 12.4 shall be a final and binding commitment of such Tagging Member to participate in such Tag-Along Sale; provided, however, that in the event there is a material change in the terms and conditions of the Tag-Along Sale, the Tag-Along Seller shall give written notice of such change to each Tagging Member, and each Tagging Member shall thereafter have the right to revoke its election to participate in the Tag-Along Sale by providing written notice to the Tag-Along Seller within two (2) Business Days of receiving the notice of such change.
12.4.3    Notwithstanding anything contained in this Section 12.4, there shall be no liability on the part of the Tag-Along Seller to the Tagging Members if the transfer of the Interests of the Tag-Along Seller pursuant to this Section 12.4 is not consummated for any reason. The obligations under this Section 12.4 shall terminate upon the occurrence of a Qualified IPO or the consolidation, liquidation, winding up or Dissolution of the Company pursuant to Article 10.
12.5    Preemptive Right. In the event the Company proposes to undertake an issuance of any Interests not currently reflected on Schedule A, the Company shall give written notice of its intention to the Members holding Voting Interests (the “Preemptive Holders”), describing the terms on which the proposed Interests will be issued.
12.5.1    Each such Preemptive Holder shall have twenty (20) days from the date of such notice to agree to purchase up to its pro rata share (determined based upon the Interests held by such Preemptive Holder) of such proposed issuance on the terms specified in the notice by giving notice to the Company and stating therein the quantity of such proposed issuance to be purchased by the Preemptive Holder (the “Preemptive Purchase Notice”).
12.5.2    Each Preemptive Holder may also indicate in its Preemptive Purchase Notice, if it so elects, its desire to participate in the purchase of the Interests in excess of its pro rata share if any other Preemptive Holder or Preemptive Holders declines to purchase its pro rata share or purchases less than its full pro rata share. Each Preemptive Holder who so indicates shall be deemed to have agreed to purchase the Interests not purchased by other Preemptive Holders in proportion to their pro rata share.
12.5.3    In the event the Preemptive Holders do not exercise the right of first refusal with respect to the entire proposed offering, the Company shall have ninety (90) days thereafter to sell or enter into agreement (pursuant to which the sale of the Interests covered thereby shall be closed, if at all, within thirty (30) days from the date of said agreement) to sell the Interests respecting the portion not purchased by the Preemptive Holders under the right of first refusal on the terms no more favorable to the purchasers of such Interests than specified in the notice. In the event the Company has not sold the Interests or entered into an agreement to sell the Interests within said ninety (90) day period (or sold and issued Interests in accordance with the foregoing within thirty (30) days from the date of said agreement), the Company shall not thereafter issue any Interests (other than those set forth on Schedule A), without first offering such securities in the manner provided above.
12.5.4    This preemptive right shall terminate upon the closing of a Qualified IPO or the consolidation, liquidation, winding up or Dissolution of the Company pursuant to Article 10.
12.5.5    No Preemptive Holder shall be permitted to exercise any rights granted pursuant to this Section 12.5 unless, at the time such additional Interests are offered and sold by the Company, such Preemptive Holder is an accredited investor (as such term is defined in the Securities Act of 1933 or the rules and regulations promulgated thereunder).
12.6    Registration Rights. Those holders of Interests described in Exhibit 1 attached hereto shall have the registration rights set forth in such Exhibit 1. Those holders of Non-Voting Preferred Interests shall have the registration rights, if any, set forth in the applicable Addendum of Designation.
12.7    Business Activity Qualifications. Except for any jurisdiction in which the Company or any of its subsidiaries currently conduct business, the Company shall use commercially reasonable efforts to limit its activities in any jurisdictions where, if the Company or any of its subsidiaries were required by the laws of such jurisdiction to qualify to do business in such jurisdiction, such qualification would have adverse tax implications for NAV CANADA US Subsidiary, NAV CANADA, the Additional Investors, the Additional Investors Subsidiaries or Iridium. Notwithstanding the foregoing, if the Company’s business activities require the Company to qualify in any such jurisdiction in order to comply with applicable law, then the Company shall not be prohibited from qualifying to do business in such jurisdiction.
ARTICLE 13
MISCELLANEOUS

13.1    Offset. Whenever the Company is obligated to make a distribution or payment to any Member, any amounts that Member owes the Company may be deducted from said distribution or before payment by the Company.
13.2    Notices. Any and all notices, consents, offers, elections and other communications required or permitted under this Agreement shall be deemed adequately given only if in writing and the same shall be delivered either:
13.2.1    by hand, e-mail or facsimile; or
13.2.2    by mail or Federal Express or similar expedited commercial carrier, addressed to the recipient of the notice, postage prepaid and registered or certified with return receipt requested (if by mail), or with all freight charges prepaid (if by Federal Express or similar carrier).
13.2.3    All notices, demands, and requests to be sent hereunder shall be deemed to have been given for all purposes of this Agreement upon the date of receipt or refusal. All such notices, demands and requests shall be addressed: (i) if to the Company, at its principal executive offices; or (ii) if to a Member, at the address set forth on the Member Register attached hereto or to such other address as such Member may have designated for himself, herself or itself by written notice to the Company in the manner herein prescribed.
13.3    Word Meanings; Construction. The singular shall include the plural and the masculine gender shall include the feminine and neuter, and vice versa, unless the context otherwise requires. Unless otherwise indicated, all references to articles and Sections refer to articles and Sections of this Agreement, and all references to Schedules are to schedules attached hereto, each of which is made a part hereof for all purposes.
13.4    Binding Provisions. The covenants and agreements contained herein shall be binding upon, and inure to the benefit of, the heirs, legal representatives, successors and assigns of the respective parties hereto.
13.5    Applicable Law. This agreement is governed by and shall be construed in accordance with the laws of the State of Delaware, excluding any conflict-of-laws rule or principle that might refer the governance or the construction of this agreement to the law of another jurisdiction. In the event of a conflict between any provision of this Agreement and any non-mandatory provision of the Act, the provision of this Agreement shall control and take precedence
13.6    Jury Trial Waiver. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER TRANSACTION DOCUMENTS. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED,

EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.6.
13.7    Venue. Subject to Section 13.8, each of the parties hereto (i) consents to submit itself to the personal jurisdiction of (A) the United States Courts located in the State of Delaware in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement to the extent such court would have subject matter jurisdiction with respect to such dispute and (B) the courts located in the State of Delaware; (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction or venue by motion or other request for leave from any such court; (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than such courts; (iv) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to a party at its address set forth in Section 13.2 or at such other address of which a party shall have been notified pursuant thereto; and (v) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law.
13.8    Dispute Resolution.
13.8.1    The parties shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement promptly by negotiation between executives who have authority to settle the controversy and who are at a higher level of management than the persons with direct responsibility for administration of this Agreement. Any party may give the other party written notice of any dispute not resolved in the normal course of business. Within 15 days after delivery of the notice, the receiving party shall submit to the other a written response. The notice and response shall include with reasonable particularity (a) a statement of each party’s position and a summary of arguments supporting that position, and (b) the name and title of the executive who will represent that party and of any other person who will accompany the executive. Within 30 days after delivery of the notice, the executives of both parties shall meet at a mutually acceptable time and place.
13.8.2    Unless otherwise agreed in writing by the negotiating parties, the above-described negotiation shall end at the close of the first meeting of executives described above (“First Meeting”). Such closure shall not preclude continuing or later negotiations, if desired.
13.8.3    All offers, promises, conduct and statements, whether oral or written, made in the course of the negotiation by any of the parties, their agents, employees, experts and attorneys are confidential, privileged and inadmissible for any purpose, including impeachment, in arbitration or other proceeding involving the parties, provided that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its use in the negotiation.
13.8.4    At no time prior to the First Meeting shall either side initiate any litigation related to this Agreement except to pursue a provisional remedy that is authorized by law or by agreement of the parties. However, this limitation is inapplicable to a party if the other party refuses to comply with the requirements of Section 13.8.1 above.
13.8.5    All applicable statutes of limitation and defenses based upon the passage of time shall be tolled while the procedures specified in Sections 13.8.1 and 13.8.2 above are pending and for 15 calendar days thereafter. The parties will take such action, if any, required to effectuate such tolling.
13.8.6    If the parties do not reach a resolution to the dispute within a period of thirty (30) days from the date of the First Meeting, then either party may pursue its remedies in accordance with applicable law.
13.9    Severability of Provisions. Each Section of this Agreement constitutes a separate and distinct undertaking, covenant and/or provision hereof. In the event that any provision of this Agreement shall finally be determined to be invalid, illegal or unenforceable in any respect under any applicable law, then:
13.9.1    all such provisions shall be deemed severed from this Agreement;
13.9.2    every other provision of this Agreement shall remain in full force and effect; and
13.9.3    in substitution for any such provision held invalid, illegal or unenforceable, there shall be substituted a provision of similar import reflecting the original intent of the parties hereto to the extent permissible under applicable law.
13.10    Section Titles. Section titles are for descriptive purposes only and shall not control or alter the meaning of this Agreement as set forth in the text.
13.11    Further Assurance. The Members shall execute and deliver such further instruments and do such further acts and things as may be required to carry out the intent and purposes of this Agreement.
13.12    Directly or Indirectly. Where any provision in this Agreement refers to action to be taken by any person, or which such person is prohibited from taking, such provision shall be applicable whether the action in question is taken directly or indirectly by such person.

13.13    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement.
13.14    Effect of Waiver and Consent. A waiver or consent, express or implied, to or of any breach or default by any person in the performance by that person of its obligations hereunder or with respect to the Company is not a consent or waiver to or of any other breach or default in the performance by that person of the same or any other obligations of that person hereunder or with respect to the Company. Failure on the part of a person to complain of any act of any person or to declare any person in default hereunder or with respect to the Company, irrespective of how long that failure continues, does not constitute a waiver by that person of its rights with respect to that default until the applicable statute-of-limitations period has run.
13.15    Waiver of Certain Rights. Each Member irrevocably waives any right it may have to demand any distributions (other than the Accrued Dividends, if any) or withdrawal of property from the Company or to maintain any action for dissolution (except pursuant to Section 18-802 of the Act) of the Company or for partition of the property of the Company.
13.16    Notice of Provisions. By executing this Agreement, each Member acknowledges that it has actual notice of (i) all of the provisions hereof (including, without limitation, the restrictions on Transfer set forth in Article 11), and (ii) all of the provisions of the Certificate.
13.17    Entire Agreement. This Agreement together with the other agreements and instruments entered into in connection herewith constitutes the entire agreement among the parties hereto with respect to the transactions contemplated herein, and supersedes all other prior understandings or agreements among the Members with respect to such transactions.
13.18    Amendments. Subject to Sections 3.6.6, 6.12.1.4 and 12.1.1.2, and except for amendments pursuant to Sections 3.6.2 and 5.12, the Certificate and this Agreement may only be amended in writing executed and delivered by (i) the Company with the approval of the Board of Directors in accordance with the terms hereof and (ii) a Majority-In-Interest of the Members holding Voting Interests; provided however that the holders of Non-Voting Preferred Interests shall also be included in the determination of the Majority-In-Interest of the Members the foregoing clause (ii) to the extent that any proposed amendment would materially, adversely and disproportionately affect the rights and privileges of the holders of Non-Voting Preferred Interests, which are subject to Section 6.12.9.
13.19    Remedies. The Members acknowledge and agree that, in addition to all other remedies available (at law or otherwise) to the Company, the Company shall be entitled to equitable relief (including injunction and specific performance) as a remedy for any breach or threatened breach of any provision of this Agreement. The Members further acknowledge and agree that the Company shall not be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section, and the Members waive any right any of them may have to require that the Company obtain, furnish or post any such bond or similar instrument.
* * * *

IN WITNESS WHEREOF, the Company, NAV CANADA, Enav, IAA, Naviair, NATS and the undersigned Members have executed and delivered this Agreement as of the day and year first above written, and agree to and acknowledge all of its terms and those of the attached Schedules and Exhibits.

AIREON LLC /s/ Donald L. Thoma Name: Donald L. Thoma Title: CEO	NAV CANADA /s/ Alexander N. Struthers Name: Alexander N. Struthers Title: Executive Vice President, Finance and CFO /s/ Neil R. Wilson Name: Neil R. Wilson Title: President and CEO
IRISH AVIATION AUTHORITY LIMITED /s/ Peter Kearney Name: Peter Kearney Title: Chief Executive Designate	ENAV S.P.A. /s/ Roberta Neri Name: Title:
NAVIAIR /s/ Carsten Fich Name: Carsten Fich Title: CEO	NATS (SERVICES) LIMITED /s/ Richard Churchill-Coleman Name: Richard Churchill-Coleman Title: Company Secretary

MEMBERS:

NAV CANADA SATELLITE, INC. /s/ Alexander N. Struthers Name: Alexander N. Struthers Title: VP and CFO /s/ Leigh Ann Kirby Name: Leigh Ann Kirby Title: VP and Secretary	ENAV NORTH ATLANTIC LLC /s/ Jason Gerlis Name: Jason Gerlis Title:
IAA NORTH ATLANTIC INC. /s/ Philip Hughes Name: Philip Hughes Title: President /s/ Maeve Hogan Name: Maeve Hogan Title: Secretary and Treasurer	IRIDIUM SATELLITE LLC /s/ Matthew J. Desch Name: Matthew J. Desch Title: Chief Executive Officer
NAVIAIR SURVEILLANCE A/S /s/ Carsten Fich Name: Carsten Fich Title: Chairman /s/ Søren Stahlfest Møller Name: Søren Stahlfest Møller Title: CEO	NATS (USA) INC. /s/ Nigel Fotherby Name: Nigel Fotherby Title: Director

SCHEDULE A
AIREON LLC
MEMBER REGISTER
INTERESTS

Member	Capital	Preferred	Common	Total
	Contribution	Interests	Interests	Interests
NAV CANADA Satellite,	$150,000,000	37.198%		37.198%
Inc.
77 Metcalfe Street
Ottawa, Ontario
Canada K1P 5L6
ENAV North Atlantic	$61,224,488	9.143%		9.143%
LLC
Via Salaria, 716 -
138
Rome
Italy
IAA North Atlantic Inc.	$29,387,756	4.389%		4.389%
The Times Building
11-12 D’Olier Street
Dublin 2
Ireland
Naviair Surveillance A/S	$29,387,756	4.389%		4.389%
Naviair Allé 1
DK 2770 Kastrup
Denmark
Iridium Satellite LLC	$12,500,000	-	35.739%	35.739%
1750 Tysons Blvd.
Suite 1400
McLean, VA 22102
NATS (USA) Inc.	$68,750,000	9.143%		9.143%
4000 Parkway W
Whitely, Fareham
United Kingdom
TOTAL	$351,250,000			100.000%

EXHIBIT 1
REGISTRATION RIGHTS
1.1    Additional Definitions. Except as otherwise defined herein, as used in this Exhibit 1, the following terms have the following meanings:
(a)    “Common Stock” means the common stock of the Company after its conversion to a corporation.
(b)    “Company” means, for purposes of this Exhibit 1, the Company and any successor entity into which the Company converts for purposes of complying with this Exhibit 1.
(c)    “Form S-3” means such form under the Securities Act as in effect on the date hereof or any successor or similar registration form under the Securities Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.
(d)    “Holder” means any person owning of record Registrable Securities that have not been sold to the public or any assignee of record of such Registrable Securities in accordance with Section 1.9 hereof.
(e)    “Initial Offering” means the Company’s first firm commitment underwritten public offering of its Common Stock registered under the Securities Act.
(f)    “Preferred Stock” means the preferred stock of the Company after its conversion to a corporation.
(g)    “Register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement or document.
(h)    “Registrable Securities” means (a) Common Stock of the Company issuable or issued upon conversion of the Company’s Preferred Interest or Preferred Stock, (b) Common Stock of the Company issuable or issued upon conversion of the Company’s Common Interest, and (c) any Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, such above-described securities. Notwithstanding the foregoing, Registrable Securities shall not include any securities (i) sold by a person to the public either pursuant to a registration statement or Rule 144 or (ii) sold in a private transaction in which the transferor’s rights under this Exhibit 1 are not assigned.
(i)    “Registration Expenses” means all expenses incurred by the Company in complying with Sections 1.2, 1.3 and 1.4 hereof, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel and accountants for the Company, transfer agents’ and registrars’ fees and expenses and the fees and expenses of any other agent or trustee appointed in connection with such offering, all fees and expenses payable in connection with the listing of the securities on any securities exchange or automated interdealer quotation system or the rating of such securities, reasonable fees and disbursements of a single special counsel for the Holders, blue sky fees and expenses and the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company which shall be paid in any event by the Company).
(j)    “SEC” or “Commission” means the Securities and Exchange Commission.
(k)    “Securities Act” means the Securities Act of 1933, as amended.
(l)    “Selling Expenses” means all underwriting discounts and selling commissions applicable to the sale.
(m)    “Special Registration Statement” means (i) a registration statement relating to any employee benefit plan or (ii) with respect to any corporate reorganization or transaction under Rule 145 of the Securities Act, any registration statements related to the issuance or resale of securities issued in such a transaction.
1.2    Demand Registration.
(a)    Subject to the conditions of this Section 1.2, at any time and from time to time following the date that is one hundred eighty (180) days after the consummation of the Initial Offering, if the Company shall receive a written request from the Holders of at least thirty percent (30%) of the Registrable Securities (the “Initiating Holders”) that the Company file a registration statement under the Securities Act such that the anticipated aggregate offering price, net of underwriting discounts and commissions, would constitute a Qualified IPO (each, a “Demand Registration”), then the Company shall, within thirty (30) days of the receipt thereof, give written notice of such request to all Holders, and subject to the limitations of this Section 1.2, effect, as expeditiously as reasonably possible, the registration under the Securities Act of all Registrable Securities that all Holders request to be registered.
(b)    If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 1.2 or any request pursuant to Section 1.4 and the Company shall include such information in the written notice referred to in Section 1.2(a) or Section 1.4(a), as applicable. In such event, the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Holders of a majority of the Registrable Securities held by all Initiating Holders (which underwriter or underwriters shall be reasonably acceptable to the Company). Notwithstanding any other provision of this Section 1.2 or Section 1.4, if the underwriter advises the Company that marketing factors require a limitation of the number of securities to be underwritten (including Registrable Securities) then the Company shall so advise all Holders of Registrable Securities that would otherwise be underwritten pursuant hereto, and the number of shares that may be included in the underwriting shall be allocated to the Holders of such Registrable Securities on a pro rata basis based on the number of Registrable Securities held by all such Holders (including the Initiating Holders); provided, however, that the number of shares of Registrable Securities to be included in such underwriting and registration shall not be reduced unless all other securities of the Company are first entirely excluded from the underwriting and registration. Any Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from the registration.
(c)    The Company shall not be required to effect a registration pursuant to this Section 1.2:
(i)    prior to the expiration of the restrictions on transfer set forth in Section 1.11 following the Initial Offering;
(ii)    after the Company has effected two (2) registrations pursuant to this Section 1.2, and such registrations have been declared or ordered effective;
(iii)    during the period starting with the date of filing of, and ending on the date one hundred eighty (180) days following the effective date of the registration statement pertaining to a public offering, other than pursuant to a Special Registration Statement; provided that the Company makes reasonable good faith efforts to cause such registration statement to become effective;
(iv)    if within thirty (30) days of receipt of a written request from Initiating Holders pursuant to Section 1.2(a), the Company gives notice to the Holders of the Company’s intention to file a registration statement for a public offering, other than pursuant to a Special Registration Statement within ninety (90) days;
(v)    if the Company shall furnish to Holders requesting a registration statement pursuant to this Section 1.2 a certificate signed by the Chairman of the Board of Directors stating that in the good faith judgment of the Board of Directors of the Company, it would be materially detrimental to the Company and its stockholders for such registration statement to be effected at such time, in which event the Company shall have the right to defer such filing for a period of not more than sixty (60) days after receipt of the request of the Initiating Holders; provided that such right to delay a request shall be exercised by the Company not more than twice in any twelve (12) month period;
(vi)    if the Initiating Holders propose to dispose of shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Section 1.4 below; or
(vii)    in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.
1.3    Piggyback Registrations. The Company shall notify all Holders of Registrable Securities in writing at least fifteen (15) days prior to the filing of any registration statement under the Securities Act for purposes of a public offering of securities of the Company (including, but not limited to, registration statements relating to secondary offerings of securities of the Company, but excluding Special Registration Statements) and will afford each such Holder an opportunity to include in such registration statement all or part of such Registrable Securities held by such Holder. Each Holder desiring to include in any such registration statement all or any part of the Registrable Securities held by it shall, within fifteen (15) days after the above-described notice from the Company, so notify the Company in writing. Such notice shall state the intended method of disposition of the Registrable Securities by such Holder. If a Holder decides not to include all of its Registrable Securities in any registration statement thereafter filed by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein.
(a)    Underwriting. If the registration statement of which the Company gives notice under this Section 1.3 is for an underwritten offering, the Company shall so advise the Holders of Registrable Securities. In such event, the right of any such Holder to include Registrable Securities in a registration pursuant to this Section 1.3 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company. Notwithstanding any other provision of this Agreement, if the underwriter determines in good faith that marketing factors require a limitation of the number of shares to be underwritten, the number of shares that may be included in the underwriting shall be allocated, first, to the Company; second, to the Holders on a pro rata basis based on the total number of Registrable Securities held by the Holders; and third, to any stockholder of the Company (other than a Holder) on a pro rata basis; provided, however, that no such reduction shall reduce the amount of securities of the selling Holders included in the registration below thirty percent (30%) of the total amount of securities included in such registration, unless such offering is the Initial Offering and such registration does not include shares of any other selling stockholders, in which event any or all of the Registrable Securities of the Holders may be excluded in accordance with the immediately preceding clause. In no event will shares of any other selling stockholder be included in such registration that would reduce the number of shares which may be included by Holders without the written consent of Holders of not less than a majority of the Registrable Securities proposed to be sold in the offering. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter, delivered at least ten (10) Business Days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration. For any Holder which is a partnership, limited liability company or corporation, the partners, retired partners, members, retired members and stockholders of such Holder, or the estates and family members of any such partners, retired partners, members and retired members and any trusts for the benefit of any of the foregoing person shall be deemed to be a single “Holder,” and any pro rata reduction with respect to such “Holder” shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such “Holder,” as defined in this sentence.

(b)    Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 1.3 whether or not any Holder has elected to include securities in such registration, and shall promptly notify any Holder that has elected to include shares in such registration of such termination or withdrawal. The Registration Expenses of such withdrawn registration shall be borne by the Company in accordance with Section 1.5 hereof.
1.4    Form S-3 Registration. In case the Company shall receive from any Holder or Holders of Registrable Securities a written request or requests that the Company effect a registration on Form S-3 (or any successor to Form S-3) or any similar short-form registration statement and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company will:
(a)    promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders of Registrable Securities; and
(b)    as soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder’s or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within fifteen (15) days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance pursuant to this Section 1.4:
(i)    if Form S-3 is not available for such offering by the Holders, or
(ii)    if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public of less than one million dollars ($1,000,000), or
(iii)    if within thirty (30) days of receipt of a written request from any Holder or Holders pursuant to this Section 1.4, the Company gives notice to such Holder or Holders of the Company’s intention to make a public offering within ninety (90) days, other than pursuant to a Special Registration Statement;
(iv)    if the Company shall furnish to the Holders a certificate signed by the Chairman of the Board of Directors of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be materially detrimental to the Company and its stockholders for such Form S-3 registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than sixty (60) days after receipt of the request of the Holder or Holders under this Section 1.4; provided, that such right to delay a request shall be exercised by the Company not more than twice in any twelve (12) month period,

(v)    if the Company has, within the twelve (12) month period preceding the date of such request, already effected two (2) registrations on Form S-3 for the Holders pursuant to this Section 1.4, or
(vi)    in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.
(c)    Subject to the foregoing, the Company shall file a Form S-3 registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the requests of the Holders. Registrations effected pursuant to this Section 1.4 shall not be counted as demands for registration or registrations effected pursuant to Section 1.2. All Registration Expenses incurred in connection with registrations requested pursuant to this Section 1.4 after the first two (2) registrations shall be paid by the selling Holders pro rata in proportion to the number of shares to be sold by each such Holder in any such registration.
1.5    Expenses of Registration. Except as specifically provided herein, all Registration Expenses incurred in connection with any registration, qualification or compliance pursuant to Section 1.2, 1.3 or 1.4 herein shall be borne by the Company. All Selling Expenses incurred in connection with any registrations hereunder, shall be borne by the holders of the securities so registered pro rata on the basis of the number of shares so registered. The Company shall not, however, be required to pay for expenses of any registration proceeding begun pursuant to Section 1.2 or 1.4, the request of which has been subsequently withdrawn by the Initiating Holders unless (a) the withdrawal is based upon material adverse information concerning the Company of which the Initiating Holders were not aware at the time of such request or (b) the Holders of a majority of Registrable Securities agree to deem such registration to have been effected as of the date of such withdrawal for purposes of determining whether the Company shall be obligated pursuant to Section 1.2(c) or 1.4(b)(5), as applicable, to undertake any subsequent registration, in which event such right shall be forfeited by all Holders). If the Holders are required to pay the Registration Expenses, such expenses shall be borne by the holders of securities (including Registrable Securities) requesting such registration in proportion to the number of shares for which registration was requested. If the Company is required to pay the Registration Expenses of a withdrawn offering pursuant to clause (a) above, then such registration shall not be deemed to have been effected for purposes of determining whether the Company shall be obligated pursuant to Section 1.2(c) or 1.4(b)(5), as applicable, to undertake any subsequent registration.
1.6    Obligations of the Company. Whenever required to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:
(a)    prepare and file with the SEC a registration statement with respect to such Registrable Securities and use all reasonable efforts to cause such registration statement to become effective and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for up to thirty (30) days or, if earlier, until the Holder or Holders have completed the distribution related thereto; provided, however, that at any time, upon written notice to the participating Holders and for a period not to exceed sixty (60) days thereafter (the “Suspension Period”), the Company may delay the filing or effectiveness of any registration statement or suspend the use or effectiveness of any registration statement (and the Initiating Holders hereby agree not to offer or sell any Registrable Securities pursuant to such registration statement during the Suspension Period) if the Company reasonably believes that there is or may be in existence material nonpublic information or events involving the Company, the failure of which to be disclosed in the prospectus included in the registration statement could result in a Violation (as defined below). In the event that the Company shall exercise its right to delay or suspend the filing or effectiveness of a registration hereunder, the applicable time period during which the registration statement is to remain effective shall be extended by a period of time equal to the duration of the Suspension Period. The Company may extend the Suspension Period for an additional consecutive sixty (60) days with the consent of the holders of a majority of the Registrable Securities registered under the applicable registration statement, which consent shall not be unreasonably withheld. In no event shall any Suspension Period, when taken together with all prior Suspension Periods, exceed 120 days in the aggregate. If so directed by the Company, all Holders registering shares under such registration statement shall (i) not offer to sell any Registrable Securities pursuant to the registration statement during the period in which the delay or suspension is in effect after receiving notice of such delay or suspension; and (ii) use their best efforts to deliver to the Company (at the Company’s expense) all copies, other than permanent file copies then in such Holders’ possession, of the prospectus relating to such Registrable Securities current at the time of receipt of such notice. Notwithstanding the foregoing, the Company shall not be required to file, cause to become effective or maintain the effectiveness of any registration statement other than a registration statement on Form S-3 that contemplates a distribution of securities on a delayed or continuous basis pursuant to Rule 415 under the Securities Act.
(b)    Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement for the period set forth in subsection (a) above.
(c)    Furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.
(d)    Use its reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders; provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.
(e)    In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter(s) of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

(f)    Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing. The Company will amend or supplement such prospectus in order to cause such prospectus not to include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.
(g)    Use its reasonable efforts to furnish, on the date that such Registrable Securities are delivered to the underwriters for sale, if such securities are being sold through underwriters, (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and (ii) a letter, dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering addressed to the underwriters.
1.7    Delay of Registration; Furnishing Information.
(a)    No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 1.7.
(b)    It shall be a condition precedent to the obligations of the Company to take any action pursuant to Section 1.2, 1.3 or 1.4 that the selling Holders shall furnish to the Company such information regarding themselves, the Registrable Securities held by them and the intended method of disposition of such securities as shall be required to effect the registration of their Registrable Securities.
(c)    The Company shall have no obligation with respect to any registration requested pursuant to Section 1.2 or Section 1.4 if the number of shares or the anticipated aggregate offering price of the Registrable Securities to be included in the registration does not equal or exceed the number of shares or the anticipated aggregate offering price required to originally trigger the Company’s obligation to initiate such registration as specified in Section 1.2 and Section 1.4, whichever is applicable.
1.8    Indemnification. In the event any Registrable Securities are included in a registration statement under Sections 1.2, 1.3 or 1.4:
(a)    To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the partners, members, officers, employees, stockholders and directors of each Holder, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”) by the Company: (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement or incorporated reference therein, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law in connection with the offering covered by such registration statement; and the Company will reimburse each such Holder, partner, member, officer, director, underwriter or controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Section 1.8(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Holder, partner, member, officer, director, underwriter or controlling person of such Holder.
(b)    To the extent permitted by law, each Holder will, if Registrable Securities held by such Holder are included in the securities as to which such registration qualifications or compliance is being effected, indemnify and hold harmless the Company, each of its directors, its officers and each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter and any other Holder selling securities under such registration statement or any of such other Holder’s partners, members, directors, stockholders, employees or officers or any person who controls such Holder, against any losses, claims, damages or liabilities (joint or several) to which the Company or any such director, officer, controlling person, underwriter or other such Holder, or partner, director, officer or controlling person of such other Holder may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any of the following statements: (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement or incorporated reference therein, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act (collectively, a “Holder Violation”), in each case to the extent (and only to the extent) that such Holder Violation occurs in reliance upon and in conformity with written information furnished by such Holder under an instrument duly executed by such Holder and stated to be specifically for use in connection with such registration; and each such Holder will reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer, controlling person, underwriter or other Holder, or partner, officer, director or controlling person of such other Holder in connection with investigating or defending any such loss, claim, damage, liability or action if it is judicially determined that there was such a Holder Violation; provided, however, that the indemnity agreement contained in this Section 1.8(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; provided further, that in no event shall any indemnity under this Section 1.8 exceed the net proceeds from the offering received by such Holder.
(c)    Promptly after receipt by an indemnified party under this Section 1.8 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 1.8, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses thereof to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of any liability to the indemnified party under this Section 1.8 to the extent, and only to the extent, prejudicial to its ability to defend such action, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 1.8.
(d)    If the indemnification provided for in this Section 1.8 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any losses, claims, damages or liabilities referred to herein, the indemnifying party, in lieu of indemnifying such indemnified party thereunder, shall to the extent permitted by applicable law contribute to the amount paid or payable by such indemnified party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the Violation(s) or Holder Violation(s) that resulted in such loss, claim, damage or liability, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, that in no event shall any contribution by a Holder hereunder exceed the net proceeds from the offering received by such Holder.
(e)    The obligations of the Company and Holders under this Section 1.8 shall survive completion of any offering of Registrable Securities in a registration statement and, with respect to liability arising from an offering to which this Section 1.8 would apply that is covered by a registration filed before termination of this Agreement, such termination. No indemnifying party, in the defense of any such claim or litigation, shall, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation.
1.9    Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Section 1 may be assigned by a Holder to a transferee or assignee of Registrable Securities (for so long as such shares remain Registrable Securities) that (a) is a subsidiary, parent, general partner, limited partner, retired partner, member or retired member, or stockholder of a Holder that is a corporation, partnership or limited liability company, (b) is a Holder’s family member or trust for the benefit of an individual Holder, or (c) acquires at least five hundred thousand (500,000) shares of Registrable Securities (as adjusted for stock splits and combinations); or (d) is an entity affiliated by common control (or other related entity) with such Holder provided, however, (i) the transferor shall, within ten (10) days after such transfer, furnish to the Company written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned and (ii) such transferee shall agree to be subject to all restrictions set forth in this Agreement.
1.10    Limitation on Subsequent Registration Rights. Except as otherwise provided in this Agreement, after the date of this Agreement, the Company shall not enter into any agreement with any holder or prospective holder of any securities of the Company that would grant such holder rights to demand the registration of shares of the Company’s capital stock, or to include such shares in a registration statement that would reduce the number of shares includable by the Holders.
1.11    Market Stand-Off Agreement. Each Holder hereby agrees that such Holder shall not sell, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, any Common Stock (or other securities) of the Company held by such Holder (other than those included in the registration) (i) during the 180-day period following the effective date of the Initial Offering (or such longer period, not to exceed 34 days after the expiration of the 180-day period, as the underwriters or the Company shall request in order to facilitate compliance with NASD Rule 2711 or NYSE Member Rule 472 or any successor or similar rule or regulation); provided, that, with respect to (i) and (ii) above, all officers and directors of the Company and holders of at least one percent (1%) of the Company’s voting securities are bound by and have entered into similar agreements. The obligations described in this Section 1.11 shall not apply to a registration relating solely to employee benefit plans on Form S-1 or Form S-8 or similar forms that may be promulgated in the future, or a registration relating solely to a transaction on Form S-4 or similar forms that may be promulgated in the future.
1.12    Agreement to Furnish Information. Each Holder agrees to execute and deliver such other agreements as may be reasonably requested by the Company or the underwriter that are consistent with the Holder’s obligations under Section 1.11 or that are necessary to give further effect thereto. In addition, if requested by the Company or the representative of the underwriters of Common Stock (or other securities) of the Company, each Holder shall provide, within ten (10) days of such request, such information as may be required by the Company or such representative in connection with the completion of any public offering of the Company’s securities pursuant to a registration statement filed under the Securities Act. The obligations described in Section 1.11 and this Section 1.12 shall not apply to a Special Registration Statement. The Company may impose stop-transfer instructions with respect to the shares of Common Stock (or other securities) subject to the foregoing restriction until the end of said day period. Each Holder agrees that any transferee of any shares of Registrable Securities shall be bound by Sections 1.11 and 1.12. The underwriters of the Company’s stock are intended third party beneficiaries of Sections 1.11 and 1.12 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto.
1.13    Rule 144 Reporting. With a view to making available to the Holders the benefits of certain rules and regulations of the SEC which may permit the sale of the Registrable Securities to the public without registration, the Company agrees to use its best efforts to:
(a)    Make and keep public information available, as those terms are understood and defined in SEC Rule 144 or any similar or analogous rule promulgated under the Securities Act, at all times after the effective date of the first registration filed by the Company for an offering of its securities to the general public;
(b)    File with the SEC, in a timely manner, all reports and other documents required of the Company under the Exchange Act; and
(c)    So long as a Holder owns any Registrable Securities, furnish to such Holder forthwith upon request: a written statement by the Company as to its compliance with the reporting requirements of said Rule 144 of the Securities Act, and of the Exchange Act (at any time after it has become subject to such reporting requirements); a copy of the most recent annual or quarterly report of the Company filed with the Commission; and such other reports and documents as a Holder may reasonably request in connection with availing itself of any rule or regulation of the SEC allowing it to sell any such securities without registration.
1.14 Termination of Registration Rights. The right of any Holder to request registration or inclusion of Registrable Securities in any registration pursuant to Section 1.2, Section 1.3, or Section 1.4 hereof shall terminate upon such time as such Holder, as reflected on the Company’s list of stockholders, holds less than 1% of the Company’s outstanding Common Stock (treating all shares of Preferred Stock on an as converted basis), the Company has completed its Initial Offering and all Registrable Securities of the Company issuable or issued upon conversion of the Shares held by and issuable to such Holder (and its affiliates) may be sold pursuant to Rule 144 during any ninety (90) day period. Upon such termination, such shares shall cease to be “Registrable Securities” hereunder for all purposes.

EXHIBIT 2
BUDGET

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